Exhibit 10.3

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

AMONG

CORTENDO AB (publ),

AND

ASPIREO PHARMACEUTICALS LIMITED

AND

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

(solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII)

Dated as of May 14, 2015

4.17	Absence of Certain Changes or Events	27
4.18	Affiliate Transactions	27
4.19	Solvency	27
4.20	Brokers’ Fees	27

	ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		28
5.01	Organization and Qualification	28
5.02	Subsidiaries	28
5.03	Authorization; Enforcement	28
5.04	No Conflicts	28
5.05	Buyer Stock	29
5.06	Capitalization	29
5.07	Investment Act	29
5.08	Registration Rights	30
5.09	Application of Takeover Protections	30
5.10	Absence of Litigation	30
5.11	Compliance	30
5.12	Brokers and Finders	30
5.13	Foreign Corrupt Practices	30
5.14	Tax Status	31
5.15	Intellectual Property	31
5.16	Permits	31
5.17	Clinical Data and Regulatory Compliance	31
5.18	Property	32
5.19	Financial Statements	32
5.20	Changes	32
5.21	Environmental Compliance	33
5.22	Confidential Information Agreements	33
5.23	Insurance	33
5.24	Money Laundering Laws	34
5.25	OFAC	34
5.26	Submission of Jurisdiction; Enforceability of Judgments	34

	ARTICLE VI
COVENANTS OF BUYER AND THE SELLER		35
6.01	Public Announcements	35
6.02	Further Assurances; Consent and Approvals	35
6.03	Conduct of the Business	35

6.04	Delivery of Acquired Assets and Excluded Assets	36
6.05	Confidentiality	36
6.06	Non-Solicitation; Non-Competition; Non-Disparagement	37
6.07	Certain Tax Matters	38
6.08	Defense of Claims and Litigation	39
6.09	Retention of Records	40
6.10	Sharing of Data	40
6.11	Transfer of Permits	40
6.12	Delivery of the Tangible Acquired Assets	40
6.13	Buyer Shareholder Approval	40
6.14	Preparation of Financial Statements	40
6.15	OCS Approval	41
6.16	Valid Israeli Tax Certificate and Valid VAT Ruling	41
6.17	Indemnity Shares	41
6.18	Value Added Tax	42
6.19	Lock-Up	42

	ARTICLE VII
INDEMNIFICATION		43
7.01	Survival	43
7.02	Indemnification by the Seller	43
7.03	Indemnification by Buyer	44
7.04	Indemnification Procedures	44
7.05	Third Party Beneficiaries	46
7.06	Certain Limitations on Indemnification	46
7.07	Exclusive Remedy	47
7.08	Tax Treatment of Indemnification Payments	47

	ARTICLE VIII
CONDITIONS PRECEDENT; TERMINATION		47
8.01	Conditions to the Obligations of Buyer	47
8.02	Conditions to the Obligations of Seller	49
8.03	Termination	50

	ARTICLE IX
MISCELLANEOUS		51
9.01	Binding Effect; Assignment; No Third-Party Rights	51
9.02	Entire Agreement	51
9.03	Notices	51
9.04	Severability	52

9.05	Amendment; Waiver	53
9.06	Governing Law; Consent to Jurisdiction	53
9.07	Waiver of Trial By Jury	53
9.08	Counterparts	53
9.09	Neutral Construction	53
9.10	Inducement; Specific Performance	53
9.11	Liquidation of Seller	54
9.12	Interpretation; Disclosure Schedules	54
9.13	Expenses	54

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 14, 2015, by and among CORTENDO AB (publ), a Swedish company (“Buyer”), and ASPIREO PHARMACEUTICALS LTD., an Israeli company (“Seller”),and TVM V LIFE SCIENCE VENTURES GMBH & CO. KG, a German limited partnership (“TVM”) (solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII).  Buyer and Seller are collectively referred to herein as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, Seller is engaged in the manufacture, development, commercialization, promotion, sale, handling, distribution, labeling, storage and/or marketing of the Product (as defined below) (the foregoing activities, and all other activities of Seller relating to or undertaken in connection with the Product, collectively the “Business”);

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer all of the Acquired Assets (as defined below) upon the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, TVM will make a cash investment in Buyer in the amount of €4,000,000 (subject to rounding differentials) for shares of Buyer Stock (the “Investment”), on the terms and subject to the conditions set forth in the definitive agreements with respect thereto among Buyer, TVM and such other Persons that are parties thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01        Definitions.  For purposes of this Agreement and any Exhibit or Schedule hereto, the following terms shall have the meanings ascribed to them below:

“Action” means any claim, action, suit, governmental proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, such Person, (b) directly or indirectly owning or holding fifty percent (50%) or more of any Equity Interest in such Person, or (c) fifty percent (50%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Consideration Amount” means an amount equal to $30,000,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or in Israel are authorized or required by applicable Law to close.

“Buyer Disclosure Schedule” means the Schedules delivered by the Buyer to Seller simultaneously with the execution of this Agreement which are numbered to correspond to the representations and warranties contained in ARTICLE IV.

“Buyer Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to Buyer in the conduct of the Buyer’s business as now conducted and as presently proposed to be conducted.

“Buyer Shareholder Approval” means the affirmative vote, with sufficient majority of Buyer Stock represented at the Buyer Shareholder Meeting, required under Swedish law to consummate the transactions contemplated herein as further detailed in Section 6.13.

“Buyer Shareholder Meeting” means the annual general meeting (including any postponement and adjournment thereof) of the holders of shares of Buyer Stock to be held on or about June 24, 2015 for the purposes of seeking (among other matters) the Buyer Shareholder Approval, as described in Section 6.13.

“Buyer Stock” means shares of the ordinary stock of Buyer.

“Buyer Stock Closing Consideration” means the aggregate number of shares of Buyer Stock (rounded down to the nearest whole share) obtained by dividing the Base Consideration Amount by the Buyer Stock Consideration Price.

“Buyer Stock Consideration Price” means NOK 9.86.

“Buyer’s Knowledge” or any similar phrase means, with respect to any matter, the actual knowledge of each of the chief executive officer, the chief business officer or the chief financial officer and the knowledge that each such individual would have after performing a reasonable investigation and inquiry of such matter.

“Claims” means any and all indemnification claims by Buyer or the other Persons entitled to indemnification under Section 7.02 and any and all indemnification claims by Seller or the other Persons entitled to indemnification under Section 7.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any written or oral contracts, agreements, leases, licenses, understandings, arrangements, commitments, sales orders, and purchase orders in effect.

“Damages” means any demands, claims, Actions or causes of Action, assessments, losses, damages, Liabilities, obligations, penalties, fines, Taxes, interest, costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred in connection therewith), but excluding loss of profits, punitive or exemplary damages other than if paid to a third party.

“Disclosures of Invention” means any written or visual idea, or invention of Seller or any employee or consultant of Seller, or any Person from whom Seller has obtained Intellectual Property Rights in any manner relating to the Product or the Business, whether or not such idea, concept or invention has been filed as a patent application or submitted by the inventor(s) to any attorney, agent or other representative of Seller for evaluation as to patentability.

“Encumbrance” means any mortgage, pledge, security interest, lien, reservation, encroachment, easement, right-of-way, covenant, restriction, licenses (which are material or not incurred in the ordinary course of business), third-party ownership interest, leases (which are material or not incurred in the ordinary course of business) or other similar title exception or encumbrance.

“Environmental Laws” means any Laws relating to the environment, preservation or reclamation of natural resources or the management, handling, release or exposure of Hazardous Substances, each as amended.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“FDA” means the United States Food and Drug Administration or any successor regulatory agency in the United States.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.) and all regulations promulgated thereunder.

“Good Clinical Practices” means the ICH standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials.

“Good Laboratory Practices” means the ICH standards for conducting non clinical laboratory studies.

“Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices of the ICH, and the good manufacturing practice regulations for finished pharmaceutical or drug products of the ICH.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency, authority or instrumentality, any regulatory authority or body, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local, foreign or multinational.

“Hazardous Substances” means any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Laws, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

“ICH” means the International Conference on Harmonisation.

“Indebtedness”  means, with respect to any Person as of any date of determination, without duplication, (a) any obligation or liability of such Person for borrowed money or in respect of loans or advances; (b) any obligation or liability of such Person evidenced by any note, bond, debenture or similar instrument or other debt security; (c) the maximum obligation or liability for the deferred purchase price of property or services with respect to which such Person is liable; (d) the maximum obligation or liability of such Person in respect of letters of credit, bankers’ acceptances or similar instruments; (e) any obligation or liability guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse); (f) any obligation or liability of such Person required to be recorded as capital leases in accordance with Israeli GAAP; (g) any obligation or liability secured by an Encumbrance (other than Permitted Encumbrances arising by operation of law) on such Person’s assets; (h) any amounts owed by such Person under any noncompetition, consulting, bonus, incentive or deferred compensation arrangements; (i) any amounts owed to Affiliates of such Person (including intercompany trade and accounts payable and intercompany loans); (j) any obligation or liability of such Person for deferred rent; (k) any obligation or liability of such Person arising from cash/book overdrafts; (l) any obligation or liability of such Person (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (m) all obligations or liabilities for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due); (n) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and (o) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

“Indemnity Shares” means the aggregate number of shares of the Buyer Stock Closing Consideration (rounded down to the nearest whole share) obtained by dividing $5,400,000 by the Buyer Stock Consideration Price.

“Information” means any and all know-how and information, trade secrets, pre-clinical development, non-clinical development, clinical development, manufacturing processes, general processes and systems, and other technical and marketing information related to the Acquired Assets or otherwise in connection with the Business (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form.

“Initial Public Offering” or “IPO” means the closing of the Buyer’s initial public offering of shares in the United States.

“Intellectual Property Rights” means any and all intellectual property rights, with respect to the Product or the Business, throughout the world, including (a) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (b) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application (including all Disclosures of Invention), (c) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (d) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (e) computer software (including source code, object code, firmware, operating systems and specifications), (f) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans, marketing methodologies and frameworks, internal personnel training materials and customer and supplier lists) and know-how (including manufacturing and production processes, techniques, research and development information), (g) industrial designs (whether or not registered), (h) candidate databases and data collections, (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all rights in all of the foregoing provided by treaties, conventions and common law, and (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“ITA” means the Israeli Tax Authority.

“Law” means any federal, state, county, provincial, local, foreign or multinational law, statute, ordinance, rule or regulation.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed or sublicensed to Seller or for which Seller has obtained a covenant not to be sued.

“Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has had or would reasonably be expected to have a material and adverse effect on (a) the Business, including any Acquired Asset (and including the value thereof), or the results of operations or condition (financial or otherwise) of Seller (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis or (c) the business of Buyer, or the results of operations or condition (financial or otherwise) of Buyer, as applicable.

“OCS Approval” means a letter, in form and substance reasonably satisfactory to Buyer, from the OCS (a) describing the amount that is payable to the OCS upon the transfer of the OCS Supported Assets outside of Israel plus applicable interest to date of receipt by the OCS (the “OCS IP Transfer Approval Amount”), and (b) providing that, subject to the payment of the OCS IP Transfer Approval Amount the OCS Supported Assets may be transferred in accordance with section 19B(b)(1) of the Encouragement of Industrial Research and Development Law, 1984, and to the effect that the OCS Supported Assets shall be free of any and all contingencies, restrictions and conditions relating to the OCS, and any obligation for the payment of any royalties, the making of any filings or reports, the making of milestone payments or any other restriction pursuant to the R&D Law or any other consideration other than the OCS IP Transfer Amount, all in the form customarily issued by the OCS in connection with a transfer outside of Israel of intellectual property which has been funded, in part or in whole, by the OCS.

“OCS Supported Assets” means any of the Acquired Assets developed with the support, in whole or in part, of the OCS.

“Office of the Chief Scientist” or “OCS” means the Office of the Chief Scientist of the Israeli Ministry of Economy.

“Order” means any order, writ, judgment, injunction, award or decree of any Governmental Authority.

“Organizational Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by Seller.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’ liens incurred in the ordinary course of business (i) with respect to which payment is not yet due and payable or that are being contested in good faith by the Sellers, and (ii) that do not materially impair the Acquired Assets or the conduct of the Business or the present use of the affected property; and (c) Encumbrances described on Schedule 1.01.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Product” means any pharmaceutical or biological products comprised of Somatoprim (DG3173, and also referred to as Cyclo(-y-aminobutyryl-L-phenylalanyl-L-tryptophanyl-D-tryptophanyl-L-lysyl-L-threonyl-L-phenylalanyl-N-carbamoylmethyl-y-aminobutyryl)), or a salt, analog, free acid/base, solvate, ester, hydrate, anhydrous form, degradant, stereoisomer, polymorphic form, isotope or crystal form, prodrug, metabolite or any modification based on the nucleotide sequence of Somatoprim, for all uses, human and non-human.

“Product Records” means and includes any and all of the following used or held for use by or on behalf of Seller and concerning the Product or the Acquired Assets (in each case whether such materials are evidenced in writing, electronically or otherwise): (a) business records (including purchasing records and regulatory compliance records; (b) regulatory correspondence; (c) regulatory applications, including all Information submitted with or incorporated by reference therein, all supporting and background documentation, and all supplements or amendments thereto; (d) submissions and reports to the FDA, or other Governmental Authority (including all supporting and background documentation); (e) manuals and procedures for assuring compliance with applicable Laws or similar requirements of third party auditors; (f) data and information relating to any preclinical, clinical and nonclinical testing or studies (post-marketing or otherwise) involving the Product, including informed consents, case report forms, and other records related to all studies; (g) risk management records; (h) documents, correspondence, studies, reports and all other books, ledgers, files and records of every kind; (i) tangible data; (j) all vendor, supplier and service provider lists (including a description of the underlying commercial agreements or arrangements with such vendors, suppliers or service providers); (k) promotional literature and advertising materials in physical form and camera-ready artwork with support data; (l) catalogs; (m) research material; (n) statistical information; (o) technical information; (p) design history files; (q) correction and removal reports; (r) corrective and preventive action reports; (s) written memoranda or records documenting decisions not to file a regulatory application; (t) other product development records related to past, current or prospective research and development projects involving the Product; (u) blueprints, technical designs, drawings, specifications and other books, records and files concerning the Product; and (v) the Product Specifications.

“Product Specifications” means any and all Information (other than immaterial Information) used or held for use by or on behalf of Seller that describes, or provides guidance or instructions as to, the design, development, manufacture and/or testing of, the Product, and such other Information (other than immaterial Information) necessary for the exploitation of the Product or any Acquired Asset or the Business, and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Qualified Financing” means a transaction or series of related transactions, that closes within thirty (30) days from the Closing, pursuant to which one or more institutional Persons makes an investment in Buyer of at least $25,000,000 in the aggregate for shares of Buyer Stock or other Equity Interests convertible or exchangeable into shares of Buyer Stock.

“R&D Law” means the Israeli Law for the Encouragement of Research and Development, 1984, and regulations promulgated thereunder.

“ SCRO” means the Swedish Companies Registration Office (Sw. Bolagsverket).

“Seller Disclosure Schedule” means the Schedules delivered by the Seller to Buyer simultaneously with the execution of this Agreement which are numbered to correspond to the representations and warranties contained in ARTICLE IV.

“Seller Taxes” means any Liability of Seller for Taxes, attributable to the Business or the Acquired Assets, and whether or not arising from or related to the transactions contemplated by this Agreement, and that relate to any Tax period (or portion thereof) ending on or before the Closing Date.

“Seller’s Knowledge” or any similar phrase means, with respect to any matter, the actual knowledge of each of Messrs. Carsten Dehning and Shaun Marcus and the knowledge that each such individual would have after performing a reasonable investigation and inquiry of such matter.

“Settlement Agent” means the bank engaged by the Buyer for transferring Buyer Stock in the Euroclear system.

“Subsidiary” has the meaning set forth in Rule 405 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means all Israeli and United States federal, state, local, or foreign income, profits, estimated, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, goods and services, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, emergency excise, alternative or add-on minimum, payroll, unemployment insurance, premium, environmental, windfall profit, custom, duty, documentary, information reporting, back-up withholding, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed, assessed or collected on or with respect to any such taxes, charges, fees, levies or other assessments, and all interest thereon, any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local or foreign Tax Law, and any liability for the unpaid taxes of any other Person as a transferee or successor, by contract, or otherwise) imposed, assessed or collected by or on behalf of any Taxing Authority.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes including the ITA.

“Tax Return” means any return, statement, report, filing, estimate, declaration, claim for refund, information return or statement, or form, including in each case any amendments thereto, filed or required to be filed with any Taxing Authority.

“Treasury Regulations” means the U.S. treasury regulations promulgated pursuant to the Code.

“Valid Israeli Tax Certificate” means a certificate or ruling issued by the ITA specific to the transactions contemplated herein, in form and substance satisfactory to the Buyer, exempting Buyer from any duty to withhold Israeli tax (other than amounts not exceeding $30,000 in the aggregate) with respect to amounts payable to Seller.

“Valid VAT Ruling” means a certificate, ruling or opinion issued by the Israel VAT Authority, in form and substance reasonably satisfactory to the Seller and Buyer, exempting the transactions contemplated by this Agreement from any duty to pay Israeli value added tax (other than amounts not exceeding $30,000 in the aggregate) with respect to amounts payable to Seller.

1.02        Other Defined Terms.  The following terms are defined in the sections indicated.

Acquired Assets	2.01(b)
Apportioned Obligations	6.07(a)
Assumed Liabilities	2.03
Bill of Sale	3.02(b)
Buyer Indemnified Parties	7.02
Business	Recitals
Business Financial Statements	4.06
Buyer	Preamble
Buyer Closing Certificate	8.02(a)
Closing	3.01
Closing Consents	8.01(c)
Closing Date	3.01
Confidentiality Agreement	6.05(a)
Excluded Assets	2.02
Liabilities	2.04
Non-Assignable Assets	2.06(a)
Notice Period	7.04(a)(ii)
Parties	Preamble
Permits	4.11(a)
Product Data	4.15(a)
Product	2.01(b)
Restrictive Covenant Agreement	Recitals
Rights Agreement	Recitals
Seller	Preamble
Seller Closing Certificate	8.01(a)
Seller Contracts	4.10(b)
Seller Recipients	6.05
Seller Registered IP	4.14(a)
Seller Indemnified Parties	7.03
Specified Representations	7.01
Tax Contest	7.04(c)
Termination Date	8.03(a)(ii)
Third Party Claim	7.04(a)(i)
Third Party Claim Notice	7.04(a)(i)
Threshold	7.06(a)
Transfer Taxes	6.07(a)

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS; ASSUMED LIABILITIES

2.01        Purchase and Sale of Acquired Assets.

(a)           On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances against payment in kind with newly issued Buyer Stock, such Buyer Stock to be delivered to Seller as soon as practically possible following registration with the SCRO.

(b)           “Acquired Assets” means all assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) that are used in, necessary for, developed for, or otherwise related to the Product or the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed , except in all cases for the Excluded Assets, but including the following:

(i)            all Seller Registered IP and other Intellectual Property Rights of Seller relating to the Product;

(ii)           all historical data and records, rights to data and summaries generated in past trials and the current ongoing trial with respect to the Product, and all other Product Records, Product Specifications and Product Data;

(iii)          any inventory of active pharmaceutical ingredient or intermediates thereto or clinical supply relating to the Product;

(iv)          all income, royalties, damages and payments due or payable following the Closing Date as a result of sales of or other actions involving the Product or any of the Owned Intellectual Property Rights (including damages and payments for any past, present or future infringement, misappropriation, dilution or other violation of the Owned Intellectual Property Rights, and the right to sue, recover and retain damages for past, present or future infringement, misappropriation, dilution or other violation thereof;

(v)           all rights to defend against claims made that the Product or any of the Owned Intellectual Property Rights infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any Person;

(vi)          to the extent legally transferable to Buyer at the Closing, all Permits;

(vii)         to the extent legally transferable to Buyer, all warranties, guaranties and indemnities by any manufacturer or supplier to the extent made with regard to the Product or any Acquired Asset and all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by Seller or otherwise made with regard to the Product or any Acquired Asset, whether arising by way of counterclaim or otherwise, including the right to recover all proceeds, settlements and damages therefrom;

(viii)        to the extent legally transferable to Buyer, all rights of Seller to enforce any agreement with any employee, consultant or contractor of such Person involving the Owned Intellectual Property Rights; and

(ix)          all goodwill, moral rights and other general intangible properties associated with the Product or the Business.

2.02        Excluded Assets.  Notwithstanding anything herein to the contrary, Buyer shall not acquire any interest in any assets of Seller or any third party related to Seller other than the Acquired Assets which are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Acquired Assets included without limitation the properties, assets and rights listed below (collectively, the “Excluded Assets”):

(a)           Seller’s corporate charter (or similar Organizational Document), qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating solely to the organization, maintenance and existence of Seller as a company (provided, that Buyer shall be entitled to receive a copy of all such documentation);

(b)           Seller’s claims for and rights to receive Tax refunds;

(c)           the Buyer Stock Closing Consideration and all other rights of Seller under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by the Seller pursuant to this Agreement;

(d)           computers (both hardware and software);

(e)           bank accounts, cash and cash equivalents;

(f)            all other assets and properties of the Seller not related to the Product, the Business or the Acquired Assets; and

(g)           all other assets and properties set forth on Schedule 2.02.

2.03        Assumed Liabilities.  As of the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of Seller specifically identified in clauses (a) to (c) below (the “Assumed Liabilities”), and no other Liabilities:

(a)           Liabilities for the payment of royalties pursuant to those Seller Contracts included in the Acquired Assets which are set forth on Schedule 2.03(a);

(b)           Liabilities in respect of the Seller Contracts (including the performance of outstanding development services thereunder), but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c)           Liabilities which are set forth on Schedule 2.03(c); and

(d)           other Liabilities incurred following the date hereof and prior to the Closing in the ordinary course of business in an amount not to exceed $25,000 in the aggregate.

Buyer hereby covenants to discharge in full in a timely manner all of the Assumed Liabilities.

2.04        Retained Liabilities.  The Parties agree that, except for the Assumed Liabilities, Buyer will not assume or be responsible for the payment or assumption of any other Liabilities or obligations of any kind or nature of Seller or the Business, whether absolute or contingent, known or unknown, liquidated or unliquidated, or due or to become due (collectively, the “Retained Liabilities”).  The Retained Liabilities are, and shall at all times remain, the Liabilities and obligations of Seller.  Seller hereby covenants to discharge in full in a timely manner all of the Retained Liabilities.

2.05        Buyer Stock Closing Consideration.  In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Acquired Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, at the Closing, Buyer shall take all required action for the issuance of, and as soon as practically possible deliver to Seller a total number of shares of Buyer Stock equal to the Buyer Stock Closing Consideration, including that portion of the Buyer Stock Closing Consideration designated as Indemnity Shares.

2.06        Withholding.  The Buyer, the Escrow Agent (if and when appointed), and any other applicable withholding agent shall be entitled to deduct and withhold or cause to be withheld from any consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement (if and when appointed) such amounts that the Buyer determines is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law, unless the Seller provides the Buyer, Escrow Agent or other applicable withholding agent with a Valid Israeli Tax Certificate.  Any amounts withheld in accordance with this Section shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made. It is understood between the parties that (i) in the event the Buyer, the Escrow Agent or other applicable withholding agent believes it should withhold amounts exceeding $30,000 in the aggregate from the Buyer Stock Closing Consideration that the conditions to closing of the Seller under Article VIII shall not be deemed to be satisfied and (ii) in the event the Buyer, the Escrow Agent or other applicable withholding agent believes it should withhold amounts from payments other than the Buyer Stock Closing Consideration, then the parties shall use their reasonable efforts to minimize such withholding to the extent possible, and if the parties are not successful in minimizing such withholding to zero, Buyer shall gross up such payments to Seller such that the net amount received by Seller will represents the entire payment that would have been made had no withholding applied.  If the amounts required to be withheld from any amounts payable hereunder exceeds $30,000 in the aggregate, the parties hereto shall cooperate in good faith to determinate an alternative structure for the transactions contemplated herein so as to minimize the amount withheld.

2.07        Non-Assignable Assets

(a)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer (provided, that this Section 2.07 shall not affect whether any asset, property or right shall, once any required consent or waiver is obtained, be deemed to be a Acquired Asset for any other purpose under this Agreement) or for Buyer or any of its Affiliates and their respective successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or assignable, as applicable, without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, the “Non-Assignable Assets”).

(b)           The Seller shall make commercially reasonably efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller to sell, transfer, assign, convey and deliver the Acquired Assets to Buyer pursuant to this Agreement.  To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer, and the Parties shall make commercial reasonable efforts to cause all benefits and obligations existing thereunder to be for Buyer’s account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Non-Assignable Assets, (iii) Seller shall make commercially reasonable efforts to take or cause to be taken such actions (including actions to enforce its rights) in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to, using commercially reasonable efforts, effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) Buyer and the Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement.  If and when such consent or waiver is obtained, Seller shall sell, transfer, assign, convey and deliver such Non-Assignable Asset to Buyer for no additional consideration.  In no event shall a Contract that constitutes a Non-Assignable Asset be amended, modified or terminated by Seller without the prior written consent of Buyer.

(c)           As of and from the Closing, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets.

ARTICLE III

CLOSING

3.01        Time and Place.  The closing of the purchase and sale of the Acquired Assets and the transfer and assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place in Philadelphia, Pennsylvania, at the offices of Reed Smith LLP, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103 on the date that is two (2) Business Days after satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 or at such other date and place as may be mutually agreed by the Parties in writing (the “Closing Date”).

3.02        Deliveries by the Seller.  Subject to the conditions set forth in this Agreement, at or prior to the Closing, the Seller shall deliver or cause to be delivered to Buyer:

(a)           the Rights Agreement, duly executed by the Seller ;

(b)           a bill of sale and assignment agreement, in form and substance reasonably satisfactory to the Buyer (the “Bill of Sale”), duly executed by Seller;

(c)           the subscription list in respect of the Buyer Stock Closing Consideration, duly executed by the Seller (the “Subscription List”);

(d)           duly executed assignment and assumption documents or instruments (in form and substance reasonably satisfactory to Buyer and Seller) assigning to Buyer all right, title and interest in and to the Intellectual Property Rights included in the Acquired Assets and pursuant to which Buyer assumes all the Assumed Liabilities;

(e)           a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, certifying (i) the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of Seller and (ii) that attached thereto are true and complete copies of all resolutions of the board of directors (or equivalent governing body) and holders of voting securities of the Seller authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and at and as of the Closing Date;

(f)            the Seller Closing Certificate;

(g)           evidence of the termination and release of any Encumbrance (other than Permitted Encumbrances) on any Acquired Asset, if applicable, in form and substance acceptable to Buyer;

(h)           the OCS Approval duly executed by the OCS;

(i)            subject to the provisions of Section 6.12 true, correct and complete copies of all Product Records currently possessed by the Seller;

(j)            the Valid Israeli Tax Certificate;

(k)           a true, correct and complete list of all Contracts that contain nondisclosure or confidentiality obligations that are binding on the Company with respect to the Business; and

(l)            such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller’s right, title and interest in and to the Acquired Assets, and simultaneously with such deliveries, all such steps will be taken by Seller as may be required to put Buyer in actual possession and operating control of the Acquired Assets.

3.03        Deliveries by Buyer.  Subject to the conditions set forth in this Agreement, as soon as practically possible following the Closing, Buyer shall (y) irrevocably instruct the Settlement Agent to deliver to the Seller evidence of the issuance of the Buyer Stock to Seller, including that portion of the Buyer Stock Closing Consideration designated as Indemnity Shares, and (z) at or prior to the Closing, Buyer shall deliver or cause to be delivered to the Seller:

(a)           the Rights Agreement, duly executed by Buyer;

(b)           the Bill of Sale, duly executed by Buyer;

(c)           a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying (i) the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of Seller and (ii) that attached thereto are true and complete copies of all resolutions of the board of directors (or equivalent governing body) and the Buyer Shareholder Approval authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and at and as of the Closing Date; and

(d)           the Buyer Closing Certificate.

In addition, at the Closing the Buyer shall:

(a)           procure that the auditor of the Buyer or a Swedish authorized public accountant or registered accounting firm, shall issue the relevant auditor’s certificates pursuant to Chapter 13 Section 42 of the Swedish Companies Act indicating: (a) a description of the property transferred to the Buyer as payment in kind and the method employed in valuation of such property; (b) that the payment in kind for the Buyer Stock Closing Consideration has not been ascribed a value higher than the actual value for the Buyer of such property; and (c) that such property may be assumed to become useful in the Buyer’s operations; and

(b)           take such measures as are required to apply for registration of the issue of the Buyer Stock Closing Consideration with the SCRO (Sw. Bolagsverket), with best efforts to have the issue registered as soon as reasonably and practically possible following the Closing Date, and take all other measures in connection with the issue that are necessary for its proper implementation. The Buyer Stock Closing Consideration shall be registered with Euroclear at the earliest possible date after Closing and registration with the SCRO.  All documents related to such registration shall be in a form and substance reasonably acceptable to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

4.01        Organization; Qualification.  Seller is a company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization with the full power and authority to conduct its business as now conducted and, to own and lease the Acquired Assets and its other assets and properties. Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the Acquired Assets makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.

4.02        Ownership; Subsidiaries.  The record holders of all of the issued and outstanding Equity Interests of Seller are set forth on Schedule 4.02.  Other than as set forth on Schedule 4.02, no other Person owns or holds the right to acquire any shares of stock or any other Equity Interests in the Seller or has any obligation to make any investment in the Seller.  The Seller has no subsidiaries.

4.03        Corporate Power and Authority.  Seller has the full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby.  Seller has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by Seller, in connection with the transactions contemplated hereby and thereby will be, when executed and delivered by all of the parties thereto, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.  Seller is not in default under or in violation of any material provisions of its Organizational Documents.

4.04        No Violation.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance of any kind upon any of the Acquired Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other Governmental Authority, under the provisions of Seller’s Organizational Documents or any indenture, mortgage, or loan agreements to which Seller is bound or affected, any Contract to which Seller is a party, any license, permit, certificate, accreditation or other authorization of Seller, or any Law to which Seller is subject.  Without limiting the generality of the foregoing, except for Buyer’s rights pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to lease, purchase or otherwise acquire any of the Acquired Assets or any interests therein.

4.05        Consents.  No authorization, consent, approval, order or declaration of, registration or filing with or notice to any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement by Seller or any other agreement or document to be delivered by Seller or the consummation by Seller of the transactions contemplated hereby or thereby.

4.06        Financial Statements.  The unaudited balance sheets of the Company as of December 31, 2013 and December 31, 2014, and the related unaudited statements of income for the fiscal years ended December 31, 2013 through December 31, 2014 (and the related notes thereto), each attached hereto as Schedule 4.06 (collectively, the “Financial Statements”) (a) have been prepared from the books and records of Seller and in accordance with Israeli GAAP applied on a consistent basis throughout the periods indicated, except for the absence of footnotes, and (b) fairly present, in all material respects, in conformity with Israeli GAAP applied on a consistent basis and the books and records of Seller, the financial position, assets and liabilities and results of operations as of the dates and for the periods indicated therein, subject to normal year-end adjustments, which were not, individually or in the aggregate, material in amount or significance. Seller maintains a system of internal accounting controls reasonably adequate to ensure that, in all material respects, Seller does not maintain unrecorded accounts in violation of any anti-bribery or anti-corruption Laws applicable to Seller.

4.07        No Undisclosed Liabilities.  There are no Liabilities of Seller with respect to the Business, other than:

(a)           Liabilities disclosed and provided for in the Financial Statements or in the notes thereto;

(b)           Liabilities incurred in the ordinary course of business consistent with past practices since December 31, 2014 that, individually or in the aggregate, are not material to the Business;

(c)           Liabilities in accordance with Seller Contracts pursuant to their terms, none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, claim or lawsuit;

(d)           Retained Liabilities; and

(e)           Liabilities directly incurred under the terms of this Agreement.

4.08        Title to Acquired Assets; Sufficiency.  Seller owns good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  The use of the Acquired Assets is not subject to any Encumbrances, other than Permitted Encumbrances.  The Acquired Assets comprise all of the assets, whether tangible or intangible, real or personal, developed for, related to, necessary for, or used in the conduct of the Business as currently conducted by Seller.  Following the Closing, Buyer will be the lawful owner of, and have good, valid and marketable title to, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  All of the tangible assets and property included in the Acquired Assets, whether owned or leased, have no material defects, have been maintained in accordance with normal industry practice and are in good repair and operating condition, ordinary wear and tear excepted. There are no royalty or similar payment arrangements due to third parties relating to the Product other than as set forth in Schedule 2.03(a).

4.09        Litigation.  There are no Actions pending or, to Seller’s Knowledge, threatened against or affecting the Acquired Assets, Seller or the Business.  There is no Order binding upon Seller (whether relating to any Acquired Asset, the Business or otherwise) that could reasonably be expected to interfere with Seller’s ability to perform its obligations under this Agreement or any other document or instrument to be executed and delivered pursuant hereto or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to adversely affect Buyer’s rights in and to any Acquired Asset following the Closing.

4.10        Contracts.

(a)           Schedule 4.10 lists all Contracts of the following types to which Seller is a party that are used in, necessary for, or otherwise related to the Business, the Acquired Liabilities or by which any of the Acquired Assets are bound:

(i)            Contracts for the employment of any officer, partner, individual employee or other person on a full-time, part-time, independent contractor or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Acquired Assets or the Business (other than Contracts with Board Members and the Seller’s general administrator);

(ii)           Contracts which prohibiting competition or the disclosure of trade secrets or confidential information of or related to the Acquired Assets or the Business or which otherwise prohibits Seller from freely engaging in business anywhere in the world;

(iii)          Contracts with respect to the lending or investing of funds;

(iv)          Contracts which are leases under which Seller is lessee of or holds or operates any real property owned by any third party, or any personal property owned by any third party;

(v)           Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party;

(vi)          Contracts to sell or supply products or to perform services;

(vii)         indemnity agreement with any of its suppliers or under which it is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(viii)        any Contract or group of related Contracts with the same party continuing over a period of more than twelve (12) months from the date or dates thereof, not terminable by it upon thirty (30) days’ or less notice without penalty or involving more than $80,000;

(ix)          Contracts relating to the marketing, sale, advertising or promotion of the Product or the Business;

(x)           Contracts providing for a license, franchise, distributorship, sales agency or other similar arrangement similar to the foregoing, including any contracts requiring royalty or other similar payments to any Person with respect to the Product, the Acquired Assets or the Business;

(xi)          Contracts providing for a power of attorney or mandate executed by or on behalf of Seller with respect to the Acquired Assets or the Business;

(xii)         Any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (excluding loans to or from officers, directors, members, stockholders of Seller or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person;

(xiii)        Contracts relating to Intellectual Property Rights (including license agreements) and all other agreements affecting Seller’s ability to use, license, enforce, or disclose any Intellectual Property Rights;

(xiv)        Contracts under which any Encumbrances (other than Permitted Encumbrances) on or with respect to the Acquired Assets or the Business exist;

(xv)         Contracts with any Governmental Authority with respect to the Acquired Assets, Business or Assumed Liabilities; and

(xvi)        Any other Contract that is material to Seller with respect to the Business, whether or not entered into in the ordinary course of business (other than Contracts with banking institutions).

(b)           Each Contract set forth or required to be set forth on Schedule 4.10, together with each other Contract that is required to be so disclosed in each case relating to the Product or the Business and included in the Acquired Assets (each, a “Seller Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each of the Seller Contracts was negotiated and entered into by Seller and the other parties thereto on an arm’s length basis. Seller is in compliance in all material respects with and has not, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Seller Contract, nor, to Seller’s Knowledge, exists any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) by Seller, and to Seller’s Knowledge, there has not been any material breach, violation or default (with or without the lapse of time, giving of notice or both) by any third party of any such Seller Contract.

The Seller has made available to Buyer in the electronic data room prior to the date hereof accurate and complete copies of all Seller Contracts in existence as of the date hereof.

(c)           No Person is renegotiating with the Seller, or has a right (absent any default or breach of a Seller Contract) pursuant to the terms of any Seller Contract to renegotiate, any material amount paid or payable to Seller under any Seller Contract or any other material term or provision of any Seller Contract.  Seller has not received any written or verbal indication of an intention to terminate any Seller Contract by any of the parties to any Seller Contract.

(d)           The transactions contemplated by this Agreement will not give rise to any notice or consent requirements or rights of termination under any Seller Contract.

(e)           None of the Seller Contracts (i) contains any “most favored nation” or similar provision or providing for minimum purchase or sale obligations, or (ii) limits the freedom of Seller to compete in any line of business or with any Person or in any area or so limit the freedom of Buyer or Buyer’s Affiliates after the Closing.

4.11        Licenses and Permits.

(a)           Schedule 4.11(a) sets forth a true, correct and complete list of: all licenses, permits, orders, franchises, certificates and other governmental authorizations, consents, rights, exemptions, clearances, registrations and approvals issued by, and declarations, registrations and filings made with regard to any of the foregoing with, any Governmental Authority involving the Acquired Assets or the Business and which are related to clinical trials or orphan drug designation (collectively, the “Permits”).

(b)           Seller possesses all Permits necessary for the conduct of the Business (including with respect to Environmental Laws) as currently conducted, all such Permits are valid and in full force and effect, and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete in all material respects when submitted, and to the Seller’s Knowledge there is no impediment to any renewal thereof.  Seller currently operates, and to the Seller’s Knowledge, have at all times operated during the past five (5) years, the Business in material compliance with the requirements, terms and conditions of all Permits and with any Order of any Governmental Authority that is applicable to the operation of the Business.  Seller has not been informed by any Governmental Authority of any deficiency with respect to any Permit.  No proceeding is pending or, to Seller’s Knowledge, threatened to revoke or amend any of such Permits.  The execution and delivery of this Agreement will not result in any non-renewal, cancellation, modification, impairment, revocation, suspension or limitation of any Permit, and no Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.12        Compliance with Law and Regulatory Requirements.

(a)           Seller is, and during the five (5) years preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to the operation of the Business and the Acquired Assets (including, for the avoidance of doubtTitle 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law, 2000), Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, and no notices have been received by and, to Seller’s Knowledge, no claims have been filed against Seller alleging a violation of any Laws.  There is no judgment, decree, injunction, rule or Order of any arbitrator or Governmental Authority outstanding against the Seller.

(b)           Seller has complied in all material respects with all applicable provisions of the FDCA and all applicable regulations promulgated thereunder by the FDA with respect to the Product, and all other applicable Laws governing the regulation of the Product.

(c)           Except as set forth in Schedule 4.12(c), all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Authority by Seller with respect to the Product have been so filed, maintained or furnished.  All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d)           All material licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto that Seller, has received from or made to the FDA or any other Governmental Authority with respect to the Product have not been limited, suspended, modified or revoked and, to Seller’s Knowledge, there exists no reason to believe that the FDA or any other Governmental Authority is considering any such action.

(e)           Seller is not currently subject to any Action, including any civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, untitled letter, proceeding, inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement, regulatory, or administrative proceeding by the FDA or other similar Governmental Authority, and no review or investigation has been threatened in writing or, to the Seller’s Knowledge, orally, against Seller alleging or asserting noncompliance with any applicable Laws.

(f)            Seller has not been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a or any similar Law.

(g)           All studies, tests and preclinical and clinical trials being conducted by Seller or in connection with the Business are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Laws, rules, regulations and guidances, including applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable.  The descriptions of the studies, tests and preclinical and clinical trials, including the related results and regulatory status are accurate and complete in all material respects.  To Seller’s Knowledge, there exist no studies, tests or trials the results of which would reasonably be expected to call into question the clinical results described or referred to by Seller when viewed in the context in which such results are described and the clinical state of development. Seller has not received any notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, Seller, or in which Seller has participated, except where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)           The manufacture of the Product by Seller is to Seller’s Knowledge, being conducted in material compliance with all applicable Laws including current Good Manufacturing Practices.

(i)            Seller has not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of the Product.

4.13        Taxes.

(a)           Seller has timely filed all Tax Returns that it is or has been required to file in connection with the Acquired Assets.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes owed by Seller in connection with the Acquired Assets (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. There is no Tax deficiency or proposed Tax deficiency of any Person that could result in an Encumbrance on any of the Acquired Assets or in a claim against Buyer as transferee or owner of the Acquired Assets.  No claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to any of the Acquired Assets or the Business.  There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and, to Seller’s Knowledge, there is no proposal by any Taxing Authority to attach any such Encumbrances.

(b)           There is no dispute or claim concerning any liability of Seller for Taxes in connection with the Acquired Assets claimed or raised by any Taxing Authority.  The Seller has not received any written notice that it is in violation (or with notice will be in violation) of any Tax Law.

(c)           There are no closing agreements in effect and no Tax rulings have been requested or received from any Taxing Authority with respect to the Acquired Assets or the Business.

(d)           Seller is not obligated in connection with the Acquired Assets or the Business to pay the Taxes of another Person by contract, as transferee, as successor, or otherwise.

(e)           The Seller is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”).

4.14        Intellectual Property.

(a)           Schedule 4.14(a) sets forth a true and complete list of each (i) trademark and service mark registration and application for registration thereof, (ii) Internet domain name registration and Internet domain name application, (iii) patent and pending patent application, and (iv) copyright registration and pending copyright registration application, in each case that is included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights (collectively, the “Seller Registered IP”).  Schedule 4.14(a) includes the following true and complete information for each item of Seller Registered IP (to the extent applicable): (A) the jurisdiction in which such item has been issued or registered or, if not issued or registered, in which each such application for issuance or registration of has been filed and is still pending, (B) the application and registration numbers for each such item, and (C) the dates of application and registration for each such item.

(b)           Schedule 4.14(b) contains a true and complete list of all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $50,000 or less) to which Seller is a party or otherwise bound and pursuant to which Seller (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right, and in each case Seller has delivered complete and accurate copies of such agreements to Buyer prior to the date hereof.

(c)           Schedule 4.14(c) contains a complete list of all proceedings in which (i) Seller is seeking to cancel, modify, invalidate or otherwise challenge an Intellectual Property Right owned or purported to be owned by a third party or (ii) to Seller’s Knowledge a third party is seeking to cancel, modify, invalidate or otherwise challenge any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(d)           The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the Business as currently conducted.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(e)           Seller has not given to any Person an indemnity in connection with any Intellectual Property Right or that arise under standard form service Contracts of Seller entered into in the ordinary course of business consistent with past practice, copies of which are attached in Schedule 4.14(e).

(f)            Seller has not, with respect to the Product or the Business, infringed, misappropriated, or otherwise violated any Intellectual Property Right of any third party.  There is no claim, action, suit, investigation or proceeding pending against, or, to Seller’s Knowledge, threatened against or affecting Seller or any present employee or consultant of Seller (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by Seller do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that Seller will infringe, misappropriate or otherwise violate, or has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.  Seller has not received from any third party any written communication regarding or an offer to license any Intellectual Property Rights of such third party that could reasonably be perceived as a threat or potential threat of a claim, action, suit, investigation or proceeding.

(g)           None of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to Seller’s Knowledge, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(h)           Seller solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property Rights. Seller holds all right, title and interest in and to all Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, free and clear of any Encumbrances, other than Permitted Encumbrances.

(i)            Seller has taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.  There are no actions that must be taken by Seller within seventy five (75) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Rights set forth on Schedule 4.14(a). To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee or consultant of Seller) for Seller, Seller has a written agreement with such third party with respect thereto, to the effect that Seller thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, such Intellectual Property Right;  and containing confidentiality undertakings from such third parties.  In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application for registration is pending.

(j)            To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.  Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights that are material to the Business and the value of which is contingent upon maintaining the confidentiality thereof.  None of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the Business and the value of which to Seller is contingent upon maintaining the confidentiality thereof has been disclosed to third parties other than third parties who are bound by written confidentiality agreements.

(k)           With respect to all patents and patent applications set forth on Schedule 4.14(a): (i) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies and (ii) to Seller’s Knowledge, there is no material prior art relevant thereto that may render the claims unpatentable, invalid, or unenforceable.

(l)            With respect to any pending applications for registration of the Owned Intellectual Property Rights or exclusively-licensed Licensed Intellectual Property Rights, to Seller’s Knowledge there is no reason that could reasonably be expected to prevent any such application for registration from being granted with claims substantially equivalent to the latest amended version of the claims in the pending application for registration.

(m)          Any products and services sold by Seller or any of its licensees and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to initiate proceedings to collect damages for infringement thereof or otherwise maintain and protect such Owned Intellectual Property Rights.

(n)           No employee, consultant, contractor or officer of Seller has any claim for consideration, compensation or royalty payments, including without limitation, pursuant to Section 134 to the Israeli Patent Law, 1967 or any claims for moral rights (as defined in the Israeli Copyright Law, 2007) in connection with any Owned Intellectual Property Rights nor has any such employee, consultant, contractor or officer threatened or asserted any such claim.

(o)           No funding, facility or resources of any Governmental Authority, university, college, hospital or medical institution, other educational institution or research center was used in the development of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.  No current or former employee or consultant (or, in the case of Licensed Intellectual Property Rights, no current or former employee or, consultant of Seller or the licensor) who was involved in, or contributed to, the creation or development of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights has performed services for any Governmental Authority or a university, college, hospital or medical institution, or other educational institution or research center during a period of time prior to or during which such manager, officer, consultant or independent contractor was also involved in, or contributing to, the creation or development of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.  Seller is not required to pay any royalty or make any other form of payment to any Governmental Authority, university, college, hospital or medical institution, other educational institution or research center to allow the use, licensing, assignment or transfer of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

4.15        Product Data; Product Specifications.

(a)           Schedule 4.15(a) provides a true, correct and complete list of the following (the “Product Data”): (i) all sources of supply for any raw material or component part required or used in connection with the Product, the Business or the Acquired Assets, noting, in each case, whether a supplier is a sole source of supply; (ii) all locations at which tangible Acquired Assets are located (including locations owned or controlled by third parties); and (iii) a purchase item file, including names and addresses of all suppliers, vendors and subcontractors, for all items currently used in connection with the Product.

(b)           Schedule 4.15(b) provides a true, correct and complete list of all Product pre-clinical and clinical trials and studies that have been conducted by or on behalf of Seller during the last ten (10) years.

(c)           The Product Specifications are complete, current and accurate.  Without limiting the generality of the foregoing, the Product Specifications (i) are sufficient in detail and content to identify and explain the designs, concepts and processes described therein and (ii) include all data and know-how that is proprietary to Seller and is used by Seller in connection with the Product or the Acquired Assets.

4.16        Indebtedness.  Schedule 4.16 sets forth a true and complete description of (a) the Indebtedness of Seller relating to or affecting in any way the Acquired Assets or the Business, (b) the Encumbrances that relate to such Indebtedness that encumber any assets of Seller (including the Acquired Assets), and (c) the name of each lender or other holder of such Indebtedness.

4.17        Absence of Certain Changes or Events.  Since December 31, 2014, Seller has operated the Business in the ordinary course of business, and no event, change, condition or circumstance exists or has occurred that, individually or in the aggregate, would reasonably be expected to (a) have a Material Adverse Effect, or (b) materially impair or delay Seller’s ability to timely consummate the Closing or otherwise perform its respective obligations under this Agreement.

4.18        Affiliate Transactions.  Neither Seller nor or any shareholder, officer, director or employee of Seller (a) is, or has in the past two years been, involved, directly or indirectly, in any material business arrangement or other material relationship with Seller (whether written or oral) (other than relationships arising out of such Person’s capacity as a holder of Equity Interests, director, officer or employee of Seller), (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by Seller, or (c) is, or has in the past two years been, engaged, directly or indirectly, in the conduct of the business of Seller (other than in such Person’s capacity as a holder of Equity Interests, director, manager, officer or employee of Seller).

4.19        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Seller will be able to pay its debts as they become due.  Immediately after giving effect to the transactions contemplated by this Agreement, the Seller will have adequate capital to carry on its businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller.

4.20        Brokers’ Fees.  Except as set forth in Schedule 4.20, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule Buyer hereby represents and warrants to the Seller as follows:

5.01        Organization and Qualification.  Each of the Buyer and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Neither the Buyer nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Buyer and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect. An English translation of the Buyer’s articles of association is attached hereto as Schedule 5.01.

5.02        Subsidiaries. The Buyer has no Subsidiaries other than those set forth in Schedule 5.02. The Buyer owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights, and the Buyer or one of its Subsidiaries has the unrestricted right to vote and (subject to limitations imposed by applicable law) to receive dividends and distributions on all capital securities of its Subsidiaries as owned by the Buyer or such Subsidiary.

5.03        Authorization; Enforcement.  Buyer has the requisite corporate authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the consummation by it of the transactions contemplated hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further consent or action is required by Buyer, its Board of Directors or its stockholders, subject to the receipt of the Buyer Shareholder Approval.  Each of this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby has been (or upon delivery will be) duly executed by Buyer and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies, and (iii) Swedish company law.

5.04        No Conflicts.  The execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, indenture, mortgage, lease or material contract to which Buyer or any Subsidiary is a party or by which any property or asset of Buyer or any Subsidiary is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a Material Adverse Effect, (iii) except in accordance with this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, create or impose any Encumbrance, option, security agreement, equity, claim, charge or other restriction or limitation on the capital stock or on any of the property or asset of Buyer or any Subsidiary, or (iv) result in a violation of any Law, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Buyer or any Subsidiary is subject, or by which any property or asset of Buyer or any Subsidiary is bound or affected, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

5.05        Buyer Stock.  The shares of Buyer Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable shares of capital stock and subject to no preemptive rights.

5.06        Capitalization.  As of the date hereof, the maximum number of shares of Buyer Stock authorized according to Buyer’s articles of association amounts to 175,000,000 shares of Buyer Stock, SEK 1 par value per share, of which 159,080,722 shares were issued and outstanding.  All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws.  As of the date hereof, Buyer has issued, resolved to issue or undertaken to issue an aggregate of 14,564,000 warrants for compensatory purposes to employees or consultants, or to vendors in connection with goods or services provided, which as of the date hereof, entitle their holders to subscribe for up to 14,564,000  shares of Buyer Stock.  Other than as set forth in Schedule 5.06, Buyer did not have outstanding any other options, warrants, convertibles, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Buyer Stock, or securities or rights convertible or exchangeable into shares of Buyer Stock, that have not been effectively waived, other than pursuant to that certain Investor’s Rights Agreement to be entered into by investors in connection with the Qualified Financing (the “Investor’s Rights Agreement”) and Section 4.8 (on “repair issue”) of the Investment Agreement between Buyer and HealthCap, among others, dated October 30, 2014 (the “HealthCap Investment Agreement”). Other than as set forth in Schedule 5.06 and save for the new issue resolution contemplated by that certain Securities Purchase Agreement to be entered into by Buyer and certain of Buyer’s investors in connection with the Qualified Financing, there are no resolutions to issue shares, warrants or convertibles in Buyer that have not been registered with the Swedish Companies Registration Office.  There is no valid and outstanding authorization (Sw. bemyndigande) for the Board of Directors to issue shares, warrants or convertibles. Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by Buyer (or in any agreement providing rights to security holders) and the issuance of the Buyer Stock will not obligate Buyer to issue shares of Buyer Stock or other securities to any Person (other than Seller) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities, provided, however, that options to purchase Buyer Stock contain Swedish customary price adjustment provisions.

5.07        Investment Act. The Buyer is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.08        Registration Rights. The Buyer has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Buyer registered with the SEC or any other governmental authority other than those to be granted to certain investors pursuant to the Investor’s Rights Agreement.

5.09        Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Buyer’s charter documents or the laws of its state of incorporation that is or could become applicable to Seller as a result of the Buyer and the Seller fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of the Buyer’s issuance of the Buyer Stock and the Seller’s ownership of the Buyer Stock.

5.10        Absence of Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Buyer’s Knowledge, currently threatened (i) that questions the validity of this Agreement and the related transaction documents or the right of the Buyer to enter into them, or to consummate the transactions contemplated by this Agreement; or (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Buyer nor, to the Buyer’s Knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Buyer. There is no action, suit, proceeding or investigation by the Buyer pending or which the Buyer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Buyer) involving the prior employment of any of the Buyer’s employees, their services provided in connection with the Buyer’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

5.11        Compliance. Neither the Buyer nor any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any Subsidiary under), nor has the Buyer or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any note, indenture, mortgage, lease or material contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Authority.

5.12        Brokers and Finders. Except as set forth in Schedule 5.12, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Buyer or the Seller for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Buyer.

5.13        Foreign Corrupt Practices. Neither the Buyer nor any of its Subsidiaries nor, to the Buyer’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Buyer or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Buyer (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.14        Tax Status. The Buyer and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other material Tax Returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are shown to be due on such returns, reports and declarations, except those being contested in good faith, (iii) has paid all other material taxes due and payable, except those being contested in good faith, and (iv) has set aside on its books a provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the Buyer’s Knowledge, there is no basis for any such claim.

5.15        Intellectual Property. The Buyer owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all of the Buyer Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Buyer’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Buyer violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Except as set forth in Schedule 5.15, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, Contracts, claims, Encumbrances or shared ownership interests of any kind relating to the Buyer Intellectual Property, nor is the Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Buyer has not received any communications alleging that the Buyer has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Buyer has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Buyer’s business. To the Buyer’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Buyer. Each employee and consultant has assigned to the Buyer all intellectual property rights he or she owns that are related to the Buyer’s business as now conducted and as presently proposed to be conducted.  For purposes of this Section 5.15, Buyer shall be deemed to have knowledge of a patent right if Buyer has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

5.16        Permits. The Buyer and its Subsidiaries possess such valid and current certificates, authorizations or permits to conduct their respective businesses as currently conducted as may be required by state, federal or foreign regulatory agencies or bodies having authority over the Buyer and/or any of its Subsidiaries or any of their respective businesses or properties (“Buyer Permits”). Neither the Buyer nor any of its Subsidiaries is in violation of, or in default under, any of the Buyer Permits or has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could be expected to have a Material Adverse Effect.

5.17        Clinical Data and Regulatory Compliance. The clinical trials conducted by the Buyer, and to the Buyer’s Knowledge the clinical trials conducted by third parties on behalf of the Buyer were and, if still pending, are being conducted in all material respects in accordance with protocols and procedures filed with the appropriate regulatory authorities for each such trial. Neither the Buyer nor any of its Subsidiaries has received any notices or other correspondence from the United States Food and Drug Administration or from any other U.S. or foreign government agency with jurisdiction over the products being developed by the Buyer (collectively, the “Regulatory Agencies”) requiring the termination, suspension or modification of any clinical trials, and the Buyer and its Subsidiaries have each operated and currently are in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

5.18        Property. The property and assets that the Buyer and its Subsidiaries own are free and clear of all mortgages, deeds of trust, Liens, loans and Encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Buyer’s or such Subsidiary’s ownership or use of such property or assets. With respect to the property and assets it leases, the Buyer and each Subsidiary is in compliance with such leases and, to Buyer’s Knowledge, holds a valid leasehold interest free of any Liens, claims or Encumbrances other than those of the lessors of such property or assets. Neither the Buyer nor any Subsidiary owns any real property.

5.19        Financial Statements. The Buyer has made available to the Seller its audited financial statements as of December 31, 2013 and unaudited financial statements as of December 31, 2014 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with IAS and IFRS applied on a consistent basis throughout the periods indicated. The Buyer Financial Statements fairly present in all material respects the financial condition and operating results of the Buyer as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Buyer Financial Statements to normal year-end audit adjustments. Except as set forth in the Buyer Financial Statements or Schedule 5.19, the Buyer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2014; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under IAS and IFRS to be reflected in the Buyer Financial Statements, which, in all such cases, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.20        Changes. Except as set forth on Schedule 5.20, since December 31, 2014 there has not been:

(i)            any change in the assets, liabilities, financial condition or operating results of the Buyer from that reflected in the Buyer Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)          any waiver or compromise by the Buyer of a valuable right or of a material debt owed to it;

(iv)          any satisfaction or discharge of any Lien, claim, or Encumbrance or payment of any obligation by the Buyer, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)           any material change to a material contract by which the Buyer or any of its assets is bound or subject;

(vi)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii)         any resignation or termination of employment of any officer of the Buyer;

(viii)        any mortgage, pledge, transfer of a security interest in, or Lien, created by the Buyer, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets;

(ix)          any loans or guarantees made by the Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)           any declaration, setting aside or payment or other distribution in respect of any of the Buyer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Buyer;

(xi)          any sale, assignment or transfer of any Buyer Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(xii)         to the Buyer’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Buyer’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(xiii)        any arrangement or commitment by the Buyer to do any of the things described in this Section 5.20.

5.21        Environmental Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) neither the Buyer nor any of its Subsidiaries is in violation of any Environmental Law relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; (ii) the Buyer and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Buyer or any of its Subsidiaries and (iv) to the Buyer’s Knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for cleanup or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Buyer or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

5.22        Confidential Information Agreements. Each current and former employee, consultant and officer of the Buyer has executed an agreement with the Buyer regarding confidentiality and proprietary information (the “Confidential Information Agreements”). No current or former employee, consultant and officer of the Buyer has excluded works or inventions from his or her assignment of inventions pursuant to such person’s Confidential Information Agreement. The Buyer is not aware that any current or former employee, consultant and officer of the Buyer is in violation of any Confidential Information Agreement.

5.23        Insurance. The Buyer and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary for companies in the businesses in which they are engaged or propose to engage, and for companies of comparable size and stage of development as the Buyer and its Subsidiaries. All policies of insurance and fidelity or surety bonds insuring the Buyer or any of its Subsidiaries or the Buyer’s or its Subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect. The Buyer and each of its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and neither the Buyer nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is not materially greater than the current cost. Neither the Buyer nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

5.24        Money Laundering Laws. The operations of the Buyer and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Buyer or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to the Buyer’s Knowledge, threatened.

5.25        OFAC. Neither the Buyer nor any of its Subsidiaries nor, to the Buyer’s Knowledge, any director, officer, agent, employee or affiliate of the Buyer or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Buyer will not directly or indirectly use the proceeds from the sale of the Buyer Stock, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.26        Submission of Jurisdiction; Enforceability of Judgments. Under the laws of Sweden, the submission by the Buyer under this Agreement to the non-exclusive jurisdiction of any court sitting in Delaware and the designation of Delaware law to apply to this Agreement is binding upon the Buyer and, if properly brought to the attention of a court or administrative body in accordance with the laws of Sweden, would be enforceable in any judicial or administrative proceeding in Sweden, subject to the general discretionary powers of the court and subject to (1) that the recognition of the laws of jurisdictions other than the Kingdom of Sweden by Swedish courts or enforcement authorities does not include those laws which such courts or authorities consider (i) to be procedural in nature, (ii) to be revenue or penal laws, (iii) to involve the exercise of sovereign powers or powers of public or administrative law, (iv) the application of which would (A) amount to an attempt to circumvent Swedish conflict of laws rules, (B) lead to or entail a contravention of mandatory laws of the Kingdom of Sweden, or (C) be inconsistent with public policy, as such term is interpreted under the laws of the Kingdom of Sweden and such courts or authorities may require proof of the relevant provisions of those laws (and the concept of public policy is a dynamic one that is being continuously revisited and developed by statute and, primarily, judicial precedent and that, therefore, no exhaustive enumeration can be given of circumstances that would constitute the public policy of the Kingdom of Sweden); and there is some doubt whether, outside the scope of Article 14 of Regulation (EC) No 864/2007 of the European Parliament and of the Council on the law applicable to non-contractual obligations (Rome II), the parties can agree in advance the governing law of claims which are classified as being non-contractual (tortious or delictal) and (2) Swedish procedural law (whether statutory or on some other footing) will apply in respect of, inter alia, service of process, allocation and taxation of costs for the proceedings, availability of interim or interlocutory proceedings and the evaluation and weighing of evidence.

ARTICLE VI

COVENANTS OF BUYER AND THE SELLER

6.01        Public Announcements.  Between the date hereof and the Closing, neither Party will make any public announcement or statement about the terms and conditions of this Agreement or the transactions contemplated hereby, without the other Party’s prior written consent.  Notwithstanding the foregoing, Buyer shall be permitted to make public disclosures in accordance with applicable Laws or stock exchange rules, provided that Seller shall have the right to review and comment on such public disclosures prior to their release.

6.02        Further Assurances; Consent and Approvals.  The Seller, on the one hand, and Buyer, on the other, shall at the request of the other Party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting Party may reasonably request, from time to time, to consummate the transactions contemplated by this Agreement, including to fully vest in Buyer all of Seller’s right, title and interest in and to the Acquired Assets in accordance with the terms and conditions of this Agreement.  Without limiting the foregoing, the Parties agree to use commercially reasonable efforts to assist, consult with and cooperate with each other in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the obtaining of all actions, waivers, permits, consents, approvals and authorizations from all third parties and all Governmental Authorities necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement.  Each Party shall furnish to the other Parties all information required or reasonably necessary for any filing to be made with any such Governmental Authority, and each Party shall promptly inform the other parties of any communication with any such Governmental Authority regarding any such filings.  In furtherance (but not in limitation) of the foregoing, Buyer and the Seller shall each keep the other apprised of the status of matters relating to actions, waivers, permits, consents, approvals, authorizations, applications, filings and completion of the transactions contemplated by this Agreement.  Subject to applicable Law, Buyer and the Seller shall have the right to review in advance, and, to the extent practicable, each shall consult with the other on all the information relating to Buyer, the Seller, the Business or the Acquired Assets, as the case may be, and any of the Parties’ respective Affiliates, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement.

6.03        Conduct of the Business.  Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date the Seller acknowledges and agrees that:

(a)           Seller shall conduct the Business only in the ordinary course in a manner consistent with past practices and industry norms;

(b)           the Seller shall maintain and service the Acquired Assets consistent with past practice and preserve intact the Business as it is currently organized;

(c)           Seller shall, at its own expense, maintain all insurance covering the Business and the Acquired Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof;

(d)           Seller will use its commercially reasonable efforts to obtain in writing as promptly as possible all Closing Consents;

(e)           Seller shall not: (i) incur any Liability which would be an Assumed Liability which is outside the ordinary course of business; (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Seller Contract or incur any Liability outside the ordinary course of business; (iii) violate or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or default under any term or provision of any Seller Contract; or (iv) create or permit the creation of any Encumbrance on any of the Acquired Assets, other than Permitted Encumbrances;

(f)            the Seller shall comply in all material respects with all applicable Laws, ordinances, codes, rules and regulations;

(g)           except in the ordinary course of business consistent with past practice, Seller shall not, without the prior written consent of Buyer, (i) incur any indebtedness for money borrowed (other than advances from Affiliates which constitute Retained Liabilities); (ii) make any capital expenditures or commitments for capital expenditures; or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) enter into any employment Contract or hire any new employees, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees; (v) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto; or (vi) make any advances to its employees; and

(h)           Seller shall confer with Buyer prior to taking any action outside the ordinary course of business with regard to the Business.

Notwithstanding anything herein to the contrary contained above, Seller may incur Liabilities in the ordinary course of business in an amount not to exceed $25,000 in the aggregate.

6.04        Delivery of Acquired Assets and Excluded Assets.  The Seller shall promptly deliver to Buyer, if and when received, any amounts or other items that shall be received by the Seller after the Closing Date that are Acquired Assets.  Buyer shall promptly deliver to Seller, if and when received, any amounts or other items that shall be received by Buyer after the Closing Date which are Excluded Assets.

6.05        Confidentiality.

(a)           Notwithstanding anything contained in the Confidentiality Agreement between the Seller and the Buyer, dated as of February 25, 2015 (the Confidentiality Agreement”), or herein, between the date hereof and the Closing, the Buyer shall have the right to make public announcements or statements about the terms and conditions of this Agreement or the transactions contemplated hereby, including in connection with an IPO or private placement of Buyer Stock (whether in a filing with a Governmental Authority, a private placement memorandum or other offering materials, orally to potential investors or otherwise); provided, however, that Buyer will use its commercially reasonable efforts to provide such public announcement or statements, and those portions of the IPO or private placement memorandum documents which relate to this Agreement, to Seller for Seller’s review and comment.

(b)           The Confidentiality Agreement and the Term Sheet, dated as of April 16, 2015 by and among the Buyer and the Seller, shall each terminate as of the Closing and be of no further force or effect.

(c)           From and after the Closing Date and for a period of five (5) years, Seller shall inform and cause its employees, agents and representatives (collectively, the “Seller Recipients”) to, keep confidential and not disclose to any third Person or use any information relating to the Product, any Acquired Asset (including the Product Records) and the Business, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a prohibited disclosure by Seller or Seller Recipient, (c) becomes available to Seller or Seller Recipient following the Closing Date on a non-confidential basis from a source that to the Seller’s Knowledge is not prohibited from disclosing such information to the Seller or Seller Recipient, (d) is reasonably necessary for advisors, including attorneys, accountants and bankers to perform services on behalf of the Seller or Seller Recipient; or (e) as required in connection with filings with Governmental Authorities or in accordance with applicable Laws.  Should Seller or any Seller Recipient be required to disclose any such information in response to an order or judgment or as otherwise required by Law or administrative process, it shall inform Buyer in writing of such request or obligation as soon as possible after the Seller or Seller Recipient is informed of it and before any information is disclosed, so that a protective order to other appropriate remedy may be obtained by Buyer.  If Seller or Seller Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to that it is so obligated as advised by its counsel, but not further or otherwise.

6.06        Non-Solicitation; Non-Competition; Non-Disparagement.

(a)           Non-Solicitation.  Prior to the Closing:

(i)            Neither Seller nor TVM shall directly or indirectly make, solicit, initiate, consider, discuss, respond to or encourage submission of proposals or offers from any Persons (A) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the Acquired Assets of, or any Equity Interest in, Seller or any other similar transaction or business combination, or (B) relating to a transaction that would conflict with or impede the transactions contemplated by this Agreement in any material respect. The Seller and TVM shall cease immediately and cause to be terminated all Contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify Buyer of each such termination; and

(ii)           neither Seller nor TVM shall participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.06(a)(i) hereof.  Should Seller or TVM receive any proposal, inquiry or contact about the sale of the Acquired Assets or the Business or any of the other activities referred to in Section 6.06(a)(i) hereof, the Seller or TVM, as applicable, shall by the close of the next Business Day give written notice thereof to Buyer and also shall promptly provide Buyer with such information regarding such proposal, inquiry or contact as Buyer may request.

(b)           Non-Competition.  Until the third (3rd) anniversary of the Closing, (i)  Seller shall not, directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the world in any business engaged directly or indirectly in the Business; provided, that nothing herein shall prohibit Seller from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded so long as the Seller does not have any active participation in the business of such corporation, or (ii) Seller shall not, directly or indirectly call on, solicit or service any customer, supplier or other business relation of Buyer or any of its Affiliates (including any Person that was a potential customer, potential supplier or other potential business relation of Buyer or any of its Affiliates at any time during the twelve (12)-month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation and Buyer or any of its Affiliates in a manner harmful to Buyer or any of its Affiliates.

(c)           Non-Disparagement.  Neither Party hereto, nor TVM, shall (and Buyer shall cause its Affiliates not to) directly or indirectly (i) make any negative statement or communication regarding the other Party or any of its Affiliates or any of their respective employees with the intent to harm the other Party or any of its Affiliates, or (ii) make any derogatory or disparaging statement or communication regarding the other Party or any of its Affiliates or any of their respective employees; provided, that the foregoing shall not limit any Party’s ability to make true and accurate statements or communications in connection with any disclosure such Party reasonably believes is required pursuant to applicable Law or as done in good faith in any claim, suit, action or proceeding against such Party or any of its Affiliates.

(d)           Agreements and Acknowledgements.  Each of Seller and TVM hereby agrees that the covenants set forth in this Section 6.06 are reasonable under the circumstances.  Each of Seller and TVM hereby acknowledges and agrees that it has received sufficient consideration and other benefits hereunder and in connection with the transactions contemplated by this Agreement to clearly justify the restrictions contained in this Section 6.06.  Each of Seller and TVM has carefully considered the nature and extent of the restrictions placed upon it, and hereby acknowledges and agrees that it has been advised by counsel that such restrictions are reasonable in time, scope and geographic area and do not confer a benefit upon Buyer disproportionate to the detriment of Seller and TVM.

(e)           Intent.  The Parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.06.  It is the intention of the Parties that the provisions of this Section 6.06 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 6.06 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.06.  Accordingly, if at the time of enforcement of any provision of this Section 6.06 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereby agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to apply to and to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.

(f)            No Challenge.  Each of Seller and TVM covenants and agrees that it will not seek to challenge the enforceability of the covenants contained in this Section 6.06, nor will it assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.06 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by the Seller, as applicable.

6.07        Certain Tax Matters.

(a)           The Parties hereto agree that all personal property Taxes and similar ad valorem obligations, as well as any special assessments, that are levied with respect to the Acquired Assets or

Business for assessment or Tax periods within which the Closing Date occurs (the “Apportioned Obligations”) shall be apportioned between Seller on the one hand, and Buyer, on the other hand, based on the number of days in any such period falling on or prior to the Closing Date, on the one hand, and the number of days falling after the Closing Date, on the other hand, respectively.  Each of Seller on the one hand, and Buyer, on the other hand, shall be responsible for and shall timely pay (or promptly reimburse the other Party) with respect to its apportioned share of the Apportioned Obligations. The Parties shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of the relevant Tax Laws.

(b)           Subject to Section 9.13, Seller shall bear and be responsible for, and shall timely pay (or promptly reimburse Buyer with respect to) all sales, use, transfer, documentary, recording, gains and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of the sale or transfer of the Acquired Assets pursuant to this Agreement.  The Parties shall cooperate as to the filing of all necessary documentation with respect to such Transfer Taxes.

(c)           Except as otherwise provided in this Agreement as between the Seller, on the one hand, and Buyer, on the other hand: (i) Seller shall be responsible for and shall timely pay all Seller Taxes; and (ii) Buyer shall be responsible for and shall pay all Taxes levied or imposed in connection with the ownership of the Acquired Assets and the operation of the Business during periods after the Closing Date.

(d)           The Seller, on the one hand, and Buyer, on the other hand shall not file an amended Tax Return or make an election with respect to periods or portions thereof ending on or before the Closing without the written consent of the other Party if the amendment or election could adversely affect the other Party, the Business or the Acquired Assets.

(e)           The Seller shall retain originals (if not turned over to Buyer) and copies of all Tax Returns, schedules, work papers, records and other documents relating to Tax matters with respect to the Business and the Acquired Assets until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters.

(f)            Each Party shall provide each other Party with such assistance as may reasonably be requested by any of them in connection with the preparation of any filings with any Taxing Authorities (federal, state, local or otherwise) and with any Action relating to liability for Taxes, in either case in connection with the operation of the Business or the Acquired Assets.  Such assistance shall include making employees available on a mutually convenient basis to provide information and explanation of any material provided hereunder, and shall include providing copies of any relevant information, data, reports, Tax Returns and supporting work schedules, to the extent such is available.  The Seller, on the one hand, and Buyer, on the other hand, agree to reimburse one another for the reasonable out-of-pocket expenses, such as travel costs, incurred by it, as the case may be, in connection with performing obligations under this Section 6.07(f); provided that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

6.08        Defense of Claims and Litigation.  Without limiting Buyer’s rights or the Seller’s obligations under ARTICLE VII for a period of three (3) years following the Closing Date, Seller and TVM shall consult, confer and cooperate in good faith on a reasonable basis with Buyer and Buyer’s Affiliates (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Action against Buyer or any of its Affiliates by any third Person that relates to any Acquired Asset or any matter that, directly or indirectly, arises therefrom, whether known as of the Closing Date or arising thereafter.  All expenses related thereto shall be borne by the Buyer.

6.09        Retention of Records.  The Seller agrees to retain for a period of at least five (5) years any material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information involving or concerning the Product and the Acquired Assets (collectively “Records”) as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder. In addition, and subject to the provisions of Section 6.05(c), Seller shall have the rights to keep and retain copies of all Records transferred to the Buyer under this Agreement.

6.10        Sharing of Data.  Buyer, at its sole expense, shall have the right to have reasonable access to such material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information to the extent that they contain information involving or concerning the Product and the Acquired Assets as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder.

6.11        Transfer of Permits.  As promptly as possible following the Closing, the Parties shall cooperate and shall take all actions necessary to effect the transfer of any Permits which constitute Acquired Assets and are legally transferrable to Buyer but which were not transferred to Buyer at the Closing, including the submission of notices or filings required to be made to any applicable Governmental Authority regarding such transfer.  Any costs and expenses incurred in connection therewith shall be borne by Buyer.

6.12        Delivery of the Tangible Acquired Assets.  The Seller shall cause all material tangible Acquired Assets (including those located at premises owned or controlled by third parties) to be ready and available for delivery to Buyer on the Closing Date.  All other tangible Acquired Assets shall be delivered to the Buyer as soon as practical after the Closing. Notwithstanding the foregoing, Buyer shall determine the manner in which it is placed in actual possession and operating control of the tangible Acquired Assets and any costs and expenses incurred in connection therewith (including shipping costs) shall be borne by Buyer, except to the extent such costs and expenses constitute Retained Liabilities.

6.13        Buyer Shareholder Approval.  Following the date of this Agreement, Buyer, through its Board of Directors, shall, in accordance with applicable Law (including Swedish Law) and the Organizational Documents of Buyer, establish a record date for, duly call, give notice of, convene and hold the Buyer Shareholder Meeting and use commercially reasonable efforts to obtain the Buyer Shareholder Approval as soon as practicable.  Buyer will use its commercially reasonable efforts to provide the notice and invitation to the Buyer Shareholder Meeting and the Buyer Shareholder Approval to Seller for Seller’s review and comment.  Buyer shall actively solicit and recommend to its shareholders that they vote in favor of the Buyer Shareholder Approval. As part of the Buyer Shareholder Approval, the shareholders of the Buyer shall inter alia (i) authorize the Board of Directors to issue the Buyer Stock Closing Consideration under this Agreement; and (ii) amend the Articles of Associations of the Buyer, entailing inter alia that the limits for share capital of the Buyer are increased from not less than SEK 43,750,000 and not more than SEK 175,000,000 to not less than SEK 150,000,000 and not more than SEK 600,000,000 and the limits for the number of shares are increased from not less than 43,750,000 and not more than 175,000,000 to not less than SEK 150,000,000 and not more than SEK 600,000,000.

6.14        Preparation of Financial Statements.  Seller will provide, and will cause its officers, employees and representatives to provide, such commercially reasonable cooperation in connection with the preparation of audited financial statements of the Seller as may be reasonably requested by Buyer in connection with the IPO (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller), including (a) participation in meetings, presentations, drafting sessions, sessions with rating agencies and due diligence sessions, including direct contact with senior management and representatives and advisors of Seller, (b) upon request, furnishing Buyer with financial statements and other pertinent information regarding Seller as may be reasonably requested by the Buyer, (c) granting Buyer’s representatives who are subject to confidentiality agreements reasonable access to the books and records of Seller and to any officers, employees or representatives of the Seller knowledgeable about such books and records, in each case, to the extent reasonably requested by the Buyer, (d) using commercially reasonable efforts to furnish necessary financial information for interim periods subsequent to December 31, 2014 and prior to the Closing, (e) providing reasonable and customary management and legal representations to the Seller’s accountants. The costs and expenses of any outside accountant, consultant or representative incurred in connection with this Section 6.14 shall be paid by Buyer. The costs and expenses of any officer or employee of Seller, or any other consultant performing officer responsibilities for the Seller, incurred in connection with this Section 6.14 (i) prior to the Closing, shall be paid by Seller or (ii) from and after the Closing, shall be paid by Buyer. For the avoidance of doubt, the obligations set forth in this Section 6.14 shall survive the Closing until December 31, 2015.

6.15        OCS Approval.  Each of Seller and Buyer shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of any application to the OCS and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the OCS Approval.  Seller and Buyer, and their respective representatives and advisors, shall not make any application to, or conduct any negotiation with, the OCS with respect to any matter relating to OCS Approval without prior coordination and consultation with the other party or its representatives and advisors, and Seller will enable Buyer’s representatives and advisors to participate in all discussions and meetings relating thereto.

6.16        Valid Israeli Tax Certificate and Valid VAT Ruling .  Each of Seller and Buyer shall cause their respective Israeli counsel and/or other advisors to coordinate all activities, and to cooperate with each other for the purposes of obtaining the Valid Israeli Tax Certificate and the Valid VAT Ruling as promptly as possible following the date hereof.  Seller and Buyer, and their respective representatives and advisors, shall not make any application to, or conduct any negotiation with, the ITA, with respect to any matter relating to the Valid Israeli Tax Certificate, or the Israel VAT Authority, with respect to any matter relating to the Valid VAT Ruling, without prior coordination and consultation with the other party or its representatives and advisors, and Seller will enable Buyer’s representatives and advisors to participate in all discussions and meetings relating thereto.

6.17        Indemnity Shares.

(a)           The Indemnity Shares shall be issued to Seller at the Closing and Seller shall hold such shares, and shall not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of such Indemnity Shares except as otherwise provided in Sections 6.17(b) through (f), inclusive.

(b)           With respect to Damages to which a Buyer Indemnified Party is entitled pursuant to Article VII, if Seller determines to satisfy its indemnification obligations through the liquidation of Indemnity Shares pursuant to Section 7.06(c), then Buyer and Seller shall reasonably cooperate such that Seller may sell a number of Indemnity Shares sufficient to yield net proceeds to Seller (after the payment of commissions and any other fees due in connection with such sale) sufficient to satisfy such indemnity claim.  Such cooperation shall take into account the right of the Buyer to promptly receive the indemnification it is entitled to under Article VII and the desire of the Seller to maximize the price per share obtained in such sale.

(c)           If, prior to the third anniversary of the Closing Date, Buyer redomiciles to a jurisdiction that will allow Buyer to directly take the Indemnity Shares in satisfaction of its indemnity claims pursuant to Article VII, then Seller shall promptly deposit any Indemnity Shares held by Seller at such time into an escrow account with a mutually agreeable escrow agent to be held pursuant to the terms of an escrow agreement reflecting the terms of this Section 6.17 (all which shall be in form and substance reasonably satisfactory to Buyer and Seller).  Seller shall tender the Indemnity Shares in the exchange offer of the Buyer effected in connection with such redomicilation and the shares of stock received in such offer shall become the “Indemnity Shares” hereunder.

(d)           If the redomiciliation referred to in clause (c) above has not occurred on or before the 90th day following the Closing Date, then Seller shall have the right to distribute or transfer the Indemnity Shares to the direct shareholders of Seller (and, at its election, commence voluntary liquidation proceedings) provided that, as a condition to such distribution or transfer, each such shareholder agrees to be bound by the terms hereunder relating to the Indemnity Shares pursuant to the terms of a joinder in form and substance reasonably satisfactory to Buyer.

(e)           On the date that is 18 months following the Closing Date, Seller shall no longer be subject to the restrictions contained in Section 6.17(a) with respect to a number of Indemnity Shares equal to (i) fifty percent of the Indemnity Shares minus (ii) the number of Indemnity Shares sold pursuant to clause (b) above or otherwise returned to Seller in satisfaction of indemnification claims pursuant to Article VII minus (iii) a number of Indemnity Shares equal to (x) the amount of Damages demanded in good faith in any pending claims for indemnification pursuant to Article VII made by a Buyer Indemnified Party prior to such date divided by (y) the Buyer Stock Consideration Price.

(f)            On the third anniversary of the Closing Date, Seller shall no longer be subject to the restrictions contained in Section 6.17(a) with respect to a number of Indemnity Shares equal to (i) the remaining Indemnity Shares minus (ii) a number of Indemnity Shares equal to (x) the amount of Damages demanded in good faith in any pending claims for indemnification pursuant to Article VII made by a Buyer Indemnified Party prior to such date divided by (y) the Buyer Stock Consideration Price.

6.18        Value Added Tax.  If any value added tax required to be paid in Israel in connection with the transactions contemplated by this Agreement exceeds $30,000, the parties hereto shall cooperate in good faith to determinate an alternative structure for the transactions contemplated herein so as to minimize the value added tax payable.

6.19        Lock-Up.  Seller hereby agrees that it will not, without the prior written consent of Buyer or as expressly provided for by Section 6.17 with respect to the Indemnity Shares, during the period from the date hereof until the date that is 180 days after the Closing Date, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Buyer Stock or any securities underlying, convertible into or exercisable or exchangeable for shares of Buyer Stock issued pursuant to this Agreement, or exercise any right with respect to the registration of any of the shares of Buyer Stock, or file or cause to be filed any registration statement in connection therewith, under the Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of Buyer Stock issued pursuant to this Agreement, whether any such swap or transaction is to be settled by delivery of shares of Buyer Stock or other securities, in cash or otherwise; provided, however, that Seller shall have the right to distribute or transfer the Buyer Shares (and, subject to Section 6.17(d), the Indemnity Shares) to the direct shareholders of Seller at any time provided that, as a condition to such distribution or transfer, each such shareholder agrees to be bound by the terms hereunder relating to the Buyer Shares pursuant to the terms of a joinder in form and substance reasonably satisfactory to Buyer.

Notwithstanding the foregoing, Seller shall execute and deliver any form of lock-up agreement for any period not exceeding 180 days following the IPO that investors in the Qualified Financing are required to execute and deliver by the underwriters in connection with the IPO and, upon execution and delivery of such lock-up agreement, the restrictions contained in the first sentence of this Section 6.19 shall terminate and be null and void and of no further force or effect.

ARTICLE VII

INDEMNIFICATION

7.01        Survival.  The representations and warranties of the Seller contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided that (a) the representations and warranties of the Seller set forth in Section 4.01 (Organization; Qualification), Section 4.02 (Ownership; Subsidiaries), Section 4.03 (Power and Authority), Section 4.04 (No Violation), Section 4.08 (Title to Acquired Assets; Sufficiency) and Section 4.20 (Brokers’ Fees) (collectively, the “Seller Fundamental Representations”) shall survive for a period of five (5) years following the Closing Date and (b) the representations and warranties of the Seller set forth in Section 4.12 (Compliance with Law and Regulatory Requirements) and Section 4.14 (Intellectual Property)  (collectively, the “Seller Special Representations”, and together with the Seller Fundamental Representations, the “Seller Specified Representations”) shall survive for a period of three (3) years following the Closing Date.

The representations and warranties of the Buyer contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the date that is eighteen (18) months from the Closing Date; provided that (a) the representations and warranties of the Buyer set forth in Section 5.01 (Organization and Qualification), Section 5.02 (Affiliates), Section 5.03 (Authorization; Enforcement), Section 5.04 (No Conflicts), Section 5.05 (Buyer Stock), Section 5.06 (Capitalization) and Section 5.12 (Brokers and Finders) (collectively, the “Buyer Fundamental Representations”) shall survive for a period of five (5) years following the Closing Date and (b) the representations and warranties of the Buyer set forth in Section 5.11 (Compliance) and 5.15 (Intellectual Property) (collectively, the “Buyer Special Representations”, and together with the Buyer Fundamental Representations, the “Buyer Specified Representations”) shall survive for a period of three (3) years following the Closing Date.

The covenants and agreements of the parties hereto contained herein to be performed after the Closing shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a claim for Damages in accordance with Section 7.04 shall have been given to the party against whom such indemnity may be sought prior to such time.

7.02        Indemnification by the Seller.  To the extent provided in this ARTICLE VII, the Seller and TVM (as provided below) shall indemnify and hold Buyer, and its successors and assigns, and its officers, directors, employees, stockholders, agents and Affiliates (each, a “Buyer Indemnified Party”) harmless from and against:

(a)           any Damages that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i)            any inaccuracy of any representation or warranty of the Seller in this Agreement, or any certificate or other writing delivered by or on behalf of the Seller in connection herewith or therewith;

(ii)           any nonfulfillment of any covenant or agreement on the part of the Seller set forth in this Agreement or any other agreement or instrument contemplated hereby or delivered by Seller in connection with the transactions contemplated by this Agreement;

(iii)          all Retained Liabilities, regardless of whether or not the Seller disclosed any such Liabilities in the Seller Disclosure Schedule or otherwise, including any Liabilities imposed on Buyer as a result of transferee, successor or similar Liability (including bulk sales, bulk transfer or similar Laws) or otherwise; or

(iv)          all Taxes of Seller incurred with respect to the Acquired Assets or the Business, whether as a transferee or successor, contractually or otherwise; and

(b)           any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.02.

7.03        Indemnification by Buyer.  To the extent provided in this ARTICLE VII, Buyer shall indemnify and hold the Seller, and its successors and assigns, and Seller’s officers, directors, employees, stockholders, agents and Affiliates (each, a “Seller Indemnified Party”) harmless from and against:

(a)           any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i)            any inaccuracy of any representation or warranty of Buyer in this Agreement or any certificate or other writing delivered by or on behalf of Buyer in connection herewith or therewith;

(ii)           any nonfulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement or any other agreement or instrument executed and delivered by Buyer in connection herewith;

(iii)          the operation of the Business by the Buyer after the Closing;

(iv)          any Assumed Liability; and

(b)           any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.03.

7.04        Indemnification Procedures.  The following terms and conditions shall govern the obligations of the indemnifying Parties to indemnify the indemnified Parties under Section 7.02 or Section 7.03:

(a)           Third Party Claims.

(i)            If any claim or demand for which an indemnified Party may claim indemnification pursuant to Section 7.02 or Section 7.03, as the case may be, is asserted against or sought to be collected from the indemnified Party by a third party (a “Third-Party Claim”), then the indemnified Party shall give written notice thereof to the indemnifying Party as promptly as practicable following the receipt by the indemnified Party of the Third-Party Claim (the “Third-Party Claim Notice”); provided that the failure so to notify the indemnifying Party will not relieve the indemnifying Party from any liability it may have to the indemnified Party under Section 7.02 or Section 7.03, as applicable, unless, and then only to the extent, the failure so to notify results in the loss of material rights or defenses.

(ii)           The indemnifying Party shall have twenty (20) days from the date on which the Third-Party Claim Notice is duly given (the “Notice Period”) to notify the indemnified Party whether or not the indemnifying Party desires, at its sole cost and expense, to defend the indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the indemnified Party.

(iii)          If the indemnifying Party notifies the indemnified Party in writing within the Notice Period that it desires to defend the indemnified Party against the Third-Party Claim, then (except as provided below) the indemnifying Party shall defend, at its sole cost and expense, the indemnified Party by appropriate proceedings, shall use commercially reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the indemnified Party becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense.  The indemnifying party shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks any relief other than money damages, including any type of injunctive or other equitable relief.  If the indemnified Party shall have reasonably concluded that there are legal defenses or rights available to it that are in conflict with those available to the indemnifying Party, then the indemnified Party shall have the right to select one law firm (in addition to local counsel) reasonably satisfactory to the indemnifying Party to act at the indemnifying Party’s expense as separate counsel, on behalf of the indemnified Party.  If the indemnified Party desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense (subject to the foregoing sentence).  So long as the indemnifying Party is defending in good faith any such Third-Party Claim, the indemnified Party shall not settle such Third-Party Claim without the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iv)          The indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed.

(v)           If the indemnifying Party fails to notify the indemnified Party in writing within the Notice Period that the indemnifying Party desires to defend the Third-Party Claim, or if the indemnifying Party gives such notice but fails to defend or settle the Third-Party Claim, or if the Third-Party Claim seeks recourse or relief or would involve proceedings that would affect the indemnified Party in a materially adverse manner other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the indemnified Party will have the right to defend, at the sole cost and expense of the indemnifying Party, such Third-Party Claim to a final conclusion or to settle such Third-Party Claim at the discretion of the indemnified Party (with the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed).  The indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.  The indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

(b)           Non-Third Party Claims. In the event an indemnifying Party receives a notice of a Claim for indemnification from an indemnified Party that does not involve a Third-Party Claim and such notice is delivered by a nationally recognized overnight delivery courier and provides that the indemnifying Party must notify the indemnified Party within forty five (45) days following its receipt of such notice if the indemnifying Party disputes its liability to the indemnified Party under this ARTICLE VII, then the indemnifying Party shall so notify the indemnified Party within such period of time.  If the indemnifying Party does not so notify the indemnified Party, the claim specified by the indemnified Party in such notice shall be conclusively deemed to be a liability of the indemnifying Party under this ARTICLE VII, and the indemnifying Party shall pay the amount of such liability to the indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.

(c)           Tax Contests. Each Party shall notify the other Party in writing within thirty (30) calendar days of its receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under Section 7.02 or Section 7.03 of such other Party pursuant to this Section 7.04(c).  If the recipient of such notice of a Tax Contest fails to provide such notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, to the extent, if any, that such failure or delay shall have actually prejudiced the indemnifying Party.  If a Tax Contest relates to any Tax period ending on or prior to the Closing Date or to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest; provided that (i) Buyer shall be entitled to participate in such Tax Contest at its own expense, and (ii) Seller shall keep Buyer fully informed of any material developments, provide Buyer with copies of all material correspondence, and allow Buyer to observe the conduct of any Tax Contest (through attendance at meetings) at Buyer’s expense, including through Buyer’s own counsel or other professional experts.  Buyer shall control the defense and settlement of all other Tax Contests; provided that, in the case of any Tax Contest that could reasonably be expected to result in liability of Seller pursuant to the terms of this Agreement, (i) Seller shall be entitled to participate (at its own expense) in such Tax Contest and (ii) Buyer shall not settle such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

7.05        Third Party Beneficiaries.  The Buyer Indemnified Parties and the Seller Indemnified Parties are intended to be third party beneficiaries of the rights granted under this ARTICLE VII and to have the right to enforce such rights directly against the applicable indemnifying Party.

7.06        Certain Limitations on Indemnification.  The indemnification obligations under Sections 7.02 and 7.03 are subject to the following limitations:

(a)           No Claim may be made by any indemnified Party for indemnification pursuant hereto for indemnifiable Damages pursuant to Section 7.02(a)(i) (other than with respect to indemnifiable Damages based on fraud) or Section 7.03(a)(i)  (other than with respect to indemnifiable Damages based on fraud) unless and until the aggregate amount of Damages for which the indemnified Parties seek to be indemnified for such claim exceeds $225,000  (the “Threshold”), at which time the indemnified Parties shall be entitled to indemnification for all Damages incurred including the Threshold, subject to the limitations set forth below.

(b)           Notwithstanding anything to the contrary herein, (i) Seller shall not have any liability for Damages pursuant to Section 7.02(a)(i), to the extent Seller’s aggregate liability under Section 7.02(a)(i) would exceed (A) $5,400,000 (minus amounts payable under clauses (i)(B) and (C)) (other than with respect to indemnifiable Damages for any breaches or inaccuracies of any Seller

Specified Representations or based on fraud), (B) $7,500,000 (minus amounts payable under clauses (i)(A) and (C)) (other than with respect to indemnifiable Damages for any breaches or inaccuracies of any Seller Fundamental Representations or based on fraud) or (C) $10,000,000 (minus amounts payable under clauses (i)(A) and (B)) (other than with respect to indemnifiable Damages based on fraud) and (ii) Buyer shall not have any liability for Damages pursuant to Section 7.03(a)(i), to the extent Buyer’s aggregate liability under Section 7.03(a)(i) would exceed (A) $5,400,000 (minus amounts payable under clauses (ii)(B) and (C)) (other than with respect to indemnifiable Damages for any breaches or inaccuracies of any Buyer Specified Representations or based on fraud), (B) $7,500,000 (minus amounts payable under clauses (ii)(A) and (C)) (other than with respect to indemnifiable Damages for any breaches or inaccuracies of any Buyer Fundamental Representations or based on fraud) or (C) $10,000,000 (minus amounts payable under clauses (ii)(A) and (B)) (other than with respect to indemnifiable Damages based on fraud).

(c)           With respect to Damages to which a Buyer Indemnified Party is entitled pursuant to this Article VII, the Buyer Indemnified Parties shall first seek recourse for Claims pursuant to this Article VII from (i) the Indemnity Shares (either through the sale of Indemnity Shares pursuant to Section 6.17(b) or a release of Indemnity Shares from the escrow referred to in Section 6.17(c)) and (ii) the Seller (from its assets, if any, other than the Indemnity Shares).  The Seller, in its sole discretion, shall decide whether such indemnification shall be made by the release or sale of the Indemnity Shares, in whole or in part, or by the payment of cash (other than proceeds received from the sale of Indemnity Shares pursuant to Section 6.17(b)).  Only after the Indemnity Shares are exhausted or otherwise released from the escrow account established in accordance with Section 6.17(c), and only after the Buyer has failed to recover Damages from the Seller, or if the Seller has been liquidated, may the Buyer Indemnified Parties proceed to recover the amount of the relevant Damages from TVM directly.

(d)           For the sole purpose of determining Damages (and not for determining whether or not any breaches of representations or warranties have occurred), any inaccuracy in or breach of any representation or warranty or certification in this Agreement shall be determined without regard to any materiality, Material Adverse Effect, knowledge or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.07        Exclusive Remedy.  Except with respect to claims (i) for specific performance or other equitable relief under Section 9.10 (including with respect to an actual or threatened breach or violation of the provisions of Section 6.05 or 6.06), and (ii) based on fraud, after the Closing, the Buyer Indemnified Parties’ and Seller Indemnified Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions (subject to all of the applicable terms, conditions and limitations hereof) set forth in this ARTICLE VII.

7.08        Tax Treatment of Indemnification Payments. Any payment pursuant to this ARTICLE VII shall be considered an adjustment to the Buyer Stock Closing Consideration for tax purposes.

ARTICLE VIII

CONDITIONS PRECEDENT; TERMINATION

8.01        Conditions to the Obligations of Buyer. All obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the following conditions but any particular condition that requires action by any Buyer shall not constitute a condition to the obligations of Buyer:

(a)           (i) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct on the date hereof, with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), in all material respects without taking into account any qualifiers of materiality, Material Adverse Effect or knowledge or words of similar import, (ii) all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Seller on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, and (iii) since the date of this Agreement, there has been no Material Adverse Effect regarding the Seller, and Buyer shall have received a certificate dated as of the Closing Date and signed by Seller to the foregoing effects (the “Seller Closing Certificate”).

(b)           Buyer shall have received from the Seller the agreements, instruments and documents to be delivered by Seller to Buyer at or prior to the Closing as provided in Section 3.02 of this Agreement.

(c)           No claim, Action, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened which (i) if decided adversely to Seller, would reasonably be expected to have a Material Adverse Effect or (ii) seeks to restrain, enjoin or otherwise prohibit the validity or legality of the transactions contemplated by this Agreement.  No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that has the effect of making the purchase and sale of the Acquired Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

(d)           All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and each of Seller and TVM to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby, shall have occurred.

(e)           The Buyer Shareholder Approval shall (i) no later than July 15, 2015 have been obtained in accordance with applicable Law (including Swedish Law) and the Organizational Documents of Buyer, (ii) be in full force and effect and (iii) not have been revoked, rescinded or amended.

(f)            Buyer shall have received copies of the notices, filings, consents or approvals set forth on Schedule 8.01(f) (the “Closing Consents”) which shall be evidenced by documentation in form and substance reasonably satisfactory to Buyer.

(g)           TVM shall have undertaken the Investment.

(h)           The Seller shall have delivered to Buyer evidence of the release of all Encumbrances, other than Permitted Encumbrances, with respect to the Acquired Assets, if applicable.

(i)            The Buyer shall have received a Valid Tax Certificate.

(j)            The Buyer shall have received a Valid VAT Ruling.

(k)           The Buyer has received the OCS Approval, and the OCS IP Transfer Approval Amount is no more than $3,000,000.

8.02        Conditions to the Obligations of Seller.  All obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) prior thereto of each of the following conditions, but any particular condition that requires action by Seller shall not constitute a condition to the obligations of Seller:

(a)           (i) Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date hereof, with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), in all material respects without taking into account any qualifiers of materiality, Material Adverse Effect or knowledge or words of similar import, (ii) all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects, and (iii) since the date of this Agreement, there has been no Material Adverse Effect regarding the Buyer, and Seller shall have received a certificate dated as of the Closing Date and signed by Buyer to the foregoing effects (the “Buyer Closing Certificate”).

(b)           The Seller shall have received from Buyer the agreements, instruments and documents to be delivered by Buyer to the Seller at or prior to the Closing as provided in Section 3.03 of this Agreement.

(c)           No claim, Action, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened which (i) if decided adversely to Buyer, would reasonably by expected to have a Material Adverse Effect; or (ii) seeks to restrain, enjoin or otherwise prohibit or questions the validity or legality of the transactions contemplated by this Agreement.  No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that is in effect and has the effect of making the purchase and issuance of the Buyer Stock Closing Consideration illegal or otherwise prohibiting the consummation of such purchase and sale.

(d)           All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and each of Seller and TVM to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(e)           The Buyer has received the OCS Approval.

(f)            The Buyer Shareholder Approval shall (i) have been obtained in accordance with applicable Law (including Swedish Law) and the Organizational Documents of Buyer, (ii) be in full force and effect and (iii) not have been revoked, rescinded or amended.

(g)           Buyer shall have received commitments from investors to participate in the Qualified Financing.

(h)           The Seller shall have received a Valid Tax Certificate.

(i)            The Seller shall have received a Valid VAT Ruling.

(j)            The Board of Directors of the Buyer shall, on the Closing Date, resolve, conditional upon the Buyer Shareholder Approval having been approved: to increase the share capital of the Buyer by a maximum of SEK 150,000,000 by the issuance of a maximum of SEK 600,000,000  shares in the Buyer, with an exclusive right and obligation for the Seller to subscribe for such shares in accordance with the terms and conditions of this Agreement.

8.03        Termination.

(a)           Grounds for Termination.  The Parties may terminate this Agreement at any time before the Closing as follows:

(i)            by mutual written consent of Seller and Buyer;

(ii)           by either Buyer, on the one hand, or the Seller, on the other hand, if the Closing shall not have been consummated on or before July 28, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.03(a)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(iii)          by either Buyer, on the one hand, or the Seller, on the other hand, if a Governmental Authority shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(iv)          by either Buyer, on the one hand, or the Seller, on the other hand, if the Buyer Shareholder Approval shall not have been obtained at the Buyer Shareholder Meeting or any adjournments or postponements thereof;

(v)           by Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.01(a) not to be satisfied), upon written notice to the Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.02(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by the Seller, within ten (10) Business Days after receipt by the Seller of written notice thereof from Buyer or is not capable of being cured prior to the Termination Date; or

(vi)          by the Seller (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.02(a) not to be satisfied), upon written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.01(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by Buyer within ten (10) Business Days after receipt by Buyer of written notice thereof from the Seller or is not capable of being cured prior to the Termination Date.

(b)           Effect of Termination.  Upon termination of this Agreement pursuant to Section 8.03(a), this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of any Party hereunder; provided, however, that no such termination shall relieve the Seller of any liability or obligation to Buyer or relieve Buyer of any liability to the Seller by reason of any breach of or default under this Agreement prior to such termination and, upon any such breach or default, the non-breaching Party shall be entitled to all rights and remedies available at Law and in equity.

ARTICLE IX

MISCELLANEOUS

9.01        Binding Effect; Assignment; No Third-Party Rights.  This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their permitted successors and assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or TVM without the prior written consent of Buyer.  Buyer may not assign in whole or in part its rights and obligations pursuant to this Agreement and all other agreements, documents and instruments executed or delivered in connection herewith; provided, however, that (a) Buyer may, in its sole discretion, direct Seller to convey the Acquired Assets, in whole or in part, to one or more of its Affiliates and (b) Buyer may assign this Agreement, all other agreements, documents and instruments executed or delivered in connection herewith, and its rights and obligations hereunder and thereunder in connection with a merger or consolidation involving Buyer or in connection with a sale of stock (or other ownership interests) or assets of Buyer or other disposition of all or any portion of the Acquired Assets; provided, however, that no such assignment will relieve Buyer of its obligations hereunder.  Buyer may assign any or all of its rights pursuant to this Agreement, including their rights to indemnification, and all other agreements, documents and instruments executed or delivered in connection herewith, to any of its lenders as collateral security.  Except as set forth in Section 7.05, nothing herein is intended to, nor shall it, create any rights in any Person other than the Parties and their respective successors and assigns.

9.02        Entire Agreement.  This Agreement (including the Exhibits and Schedules and any Annexes hereto), together with the documents incorporated by reference and the agreements to be executed in connection herewith, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

9.03        Notices.  All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier.  Any notices shall be deemed given upon the earlier of the date when received at, or the seventh day after the date when sent by registered or certified mail or the third day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

If to Seller:

P.O. Box 880

Raanana, 4310801, Israel

Attention: Mr. Shaun Marcus

Facsimile: +972-9-771-4587

with a copy to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Azrieli 1

Tel Aviv, Israel

Attention: Gene Kleinhendler, Adv.

Facsimile: +972-3-607-4499

If to Buyer:

Cortendo A.B.

900 Northbrook Drive

Suite 200

Trevose, PA 19053

Attention: Chief Legal Officer

Facsimile: 215-355-7389

with a copy to:

Reed Smith LLP

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

Attention: Brian C. Miner

Facsimile: 215-851-1420

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

9.04        Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  The Parties agree that the terms and provisions of this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction any such term or provision is unreasonable in any respect, such court shall have the right, power and authority to excise or modify such term or provision to effectuate the Parties’ intent and to enforce the remainder thereof as so amended.

9.05        Amendment; Waiver.  No amendment, modification, or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  No waiver by any Party of a breach of or a default under any of provision of this Agreement shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  No failure or delay by any Party to enforce any provision of this Agreement or to exercise any right or privilege hereunder shall constitute a waiver of such right or privilege.

9.06        Governing Law; Consent to Jurisdiction.

(a)           This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware.

(b)           All judicial proceedings brought against any Party arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state court of competent jurisdiction in the State of Delaware, County of New Castle, or any federal court of competent jurisdiction in the District of Delaware.  By executing and delivering this Agreement, each Party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at its address provided in accordance with Section 9.03 hereof or other address in the possession of the sending Party, (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by Law and to bring proceedings in the courts of any other jurisdiction.

9.07        Waiver of Trial By Jury.  EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY AND REPRESENTS TO THE OTHER THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.

9.08        Counterparts.  This Agreement may be executed by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.09        Neutral Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.10        Inducement; Specific Performance.  Each of Seller and TVM acknowledges that the covenants set forth in Section 6.05 and Section 6.06 are conditions precedent to the execution of this Agreement and the consummation of the transactions contemplated hereby by the Parties.  In addition, the Parties acknowledge and agree that the covenants contained in Section 6.05 and Section 6.06 are an integral part of the transactions contemplated by this Agreement and are a material inducement for Buyer to enter into this Agreement and to perform its obligations hereunder.  The Parties recognize and acknowledge that a breach by Seller or TVM or Seller Recipient of Section 6.05 or a breach by either Seller or TVM of Section 6.06 will cause irreparable and material loss and damage to Buyer, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages.  Accordingly, in addition to any remedy Buyer may have in damages by an action at law, Buyer shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.  The remedy in this Section 9.10 is in addition to, and not in lieu of, any other rights and remedies that Buyer may have.

9.11        Liquidation of Seller.  The Buyer acknowledges that subsequent to the Closing Date and subject to Section 6.17, the Seller, in its sole discretion, may commence voluntary liquidation proceedings.  The Buyer further agrees that it shall not take any action to oppose such proceedings.

9.12        Interpretation; Disclosure Schedules.

(a)           For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement (including the Exhibits and Schedules and any Annexes hereto) as a whole and not to any particular provision; (v) any reference to any federal, state, county, local, foreign or multinational statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (vi) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation;” (vii) the words “ordinary course of business,” “ordinary course of the Business” or similar constructions thereof are deemed to be followed by the phrase “consistent with past practices;” (viii) the section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (ix) references to “$” and “dollars” are to the currency of the United States; and (x) The words “neither”, “nor”, “any”, “either” and “or” shall be inclusive and not exclusive, unless the context clearly prohibits that construction.

(b)           The Parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Seller or Buyer, as applicable, that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

9.13        Expenses.  Each Party shall bear its own costs and expenses (including legal fees and expenses and fees and expenses paid or payable to brokers, finders or agents) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the aforesaid, and without derogating from the provisions of Sections 6.08, 6.11 and 6.12, Buyer shall bear all costs related to the assignment and transfer to Buyer of all right, title and interest in and to the Intellectual Property Rights included in the Acquired Assets with the applicable Authorities.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

ASPIREO PHARMACEUTICALS LIMITED

By:	/s/ Carsten Dehning
Name:	Carsten Dehning
Title:	Chief Executive Officer

By:	/s/ Shaun Marcus
Name:	Shaun Marcus
Title:	Chief Financial Officer

TVM:

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

(solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII)

By:
Name:
Title:

BUYER:

CORTENDO AB (publ)

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

ASPIREO PHARMACEUTICALS LIMITED

By:
Name:
Title:

By:
Name:
Title:

TVM:

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

(solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII)

By:	/s/ Hubert Birner
Name:	Hubert Birner
Title:	Managing Partner

BUYER:

CORTENDO AB (publ)

By:
Name:
Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

ASPIREO PHARMACEUTICALS LIMITED

By:
Name:
Title:

By:
Name:
Title:

TVM:

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

(solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII)

By:	/s/ Stefan Fischer
Name:	Stefan Fischer
Title:	Authorized Officer

BUYER:

CORTENDO AB (publ)

By:
Name:
Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

ASPIREO PHARMACEUTICALS LIMITED

By:
Name:
Title:

By:
Name:
Title:

TVM:

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

(solely in connection with Sections 6.06, 6.08, 9.10 and ARTICLE VII)

By:
Name:
Title:

BUYER:

CORTENDO AB (publ)

By:	/s/ Robert Lutz
Name:	Robert Lutz
Title:	Chief Business Officer